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EXHIBIT 4.1

     LOAN AND SECURITY AGREEMENT

Dated as of July 31, 2000

among

HEI, Inc., a Minnesota corporation

as Borrower

and

LASALLE BUSINESS CREDIT, INC.
as Lender

$5,000,000 Revolving Line of Credit

$5,000,000 Non-Revolving Capital Expenditure Line of Credit

$3,500,000 Irrevocable Standby Letter of Credit Facility

TABLE OF CONTENTS

1.	DEFINITIONS	1
2.	REVOLVING LOANS	9
3.	CAPITAL EXPENDITURE LOANS	9
4.	LETTERS OF CREDIT	10
5.	INTEREST, FEES AND CHARGES	11
6.	LOAN ADMINISTRATION	12
7.	GRANT OF SECURITY INTEREST TO LASALLE	15
8.	PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN	15
9.	POSSESSION OF COLLATERAL AND RELATED MATTERS	15
10.	COLLECTIONS	16
11.	SCHEDULES AND REPORTS	17
12.	TERMINATION	19
13.	REPRESENTATIONS AND WARRANTIES	19
14.	COVENANTS	23
15.	CONDITIONS PRECEDENT	27
16.	DEFAULT	28
17.	REMEDIES UPON AN EVENT OF DEFAULT	29
18.	INDEMNIFICATION	30
19.	NOTICES	30
20.	CHOICE OF GOVERNING LAW AND CONSTRUCTION	30
21.	FORUM SELECTION AND SERVICE OF PROCESS	31
22.	MODIFICATION AND BENEFIT OF AGREEMENT	31
23.	HEADINGS OF SUBDIVISIONS	31
24.	POWER OF ATTORNEY	31
25.	WAIVER OF JURY TRIAL; OTHER WAIVERS; CONFIDENTIALITY	31
EXHIBIT A—BUSINESS AND COLLATERAL LOCATIONS
EXHIBIT B—OFFICER'S CERTIFICATE
SCHEDULE 1(A)—PERMITTED LIENS
SCHEDULE 13(I)—LITIGATION
SCHEDULE 13(Q)—INDEBTEDNESS
SCHEDULE 13 (S)—PARENTS, SUBS, JOINT VENTURES AND PARTNERSHIPS
SCHEDULE 13(V)—BENEFIT PLANS; NON-COMPLIANCE
SCHEDULE 14(P)—BONUS PLAN
SCHEDULE 15(A)(I)—CLOSING AGENDA

i

LOAN AND SECURITY AGREEMENT

    THIS LOAN AND SECURITY AGREEMENT ("Agreement") is made as of this 31st day of July, 2000, by and between LASALLE BUSINESS CREDIT,  INC., a Delaware corporation ("LaSalle"), with a principal office at 135 South LaSalle Street, Chicago, Illinois 60603, and HEI, Inc., a Minnesota corporation ("Borrower"), with its principal office at 1495 Steiger Lake Lane, Victoria, Minnesota 55386.

WITNESSETH:

    WHEREAS, from time to time Borrower may request LaSalle to make loans and advances to and extend certain credit accommodations to Borrower, and the parties wish to provide for the terms and conditions upon which such loans, advances and credit accommodations shall be made;

    NOW, THEREFORE, in consideration of any loans, advances and credit accommodations (including any loans by renewal or extension) hereafter made to Borrower by LaSalle, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrower, the parties agree as follows:

  1.
  DEFINITIONS

  (a)
  General Definitions

    "Account," "Account Debtor," "Chattel Paper," "Documents," "Equipment," "General Intangibles," "Goods," "Instruments," "Investment Property," and "Inventory," shall have the respective meanings assigned to such terms, as of the date of this Agreement, in the Minnesota Uniform Commercial Code.

    "Affiliate" shall mean any Person directly or indirectly controlling, controlled by or under common control with Borrower.

    "Benefit Plan" shall mean an employee pension benefit plan of any Borrower or an ERISA Affiliate, as defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA, each of which is specified on Schedule 13(v) attached hereto.

    "Bond Documents" shall mean, collectively, the Loan Agreement and the Indenture.

    "Bonds" shall mean the $5,625,000 Variable Rate Demand Industrial Development Revenue Bonds, Series 1996 A and B (HEI, Inc. Project) issued by the City of Victoria, Minnesota.

    "Borrowing Base" shall have the meaning specified in paragraph 2(b)(i) hereof.

    "Breakage Costs" shall have the meaning specified in paragraph 6(c)(iv) hereof.

    "Business Day" shall mean (i) any day other than a Saturday, Sunday, or such other day as banks in Chicago, Illinois are authorized or required to be closed for business, and (ii) with respect to notices and determinations in connection with LIBOR Loans, any day included in (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in London, England.

    "Capex Loan" shall have the meaning specified in paragraph 3 hereof.

    "Capex Note" shall mean, collectively or individually, as the context requires, the capital expenditure notes in the maximum aggregate original principal amount equal to the amount of the Capex Loan, to be executed by Borrower to the order of LaSalle from time to time pursuant to paragraph 3(a) hereof, in the form attached hereto as Exhibit C.

    "Capital Expenditures" shall mean, with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for capitalized lease obligations) by Borrower and all Affiliates of Borrower, during such period that are required by GAAP to be included in or reflected by the property, plant or equipment or similar fixed asset accounts (or in intangible accounts subject to amortization) in the balance sheet of Borrower and all such Affiliates.

    "Closing Agenda" shall have the meaning specified in paragraph 15(a)(i) hereof.

    "Closing Date" shall mean the date first stated above.

    "Collateral" shall mean all of the personal property of Borrower described in paragraph 7 hereof, all of the real property of Borrower described in the Mortgage and all other real or personal property of any Obligor or any other Person now or hereafter pledged to LaSalle to secure, either directly or indirectly, repayment of any of the Liabilities.

    "Continuation" shall have the meaning specified in paragraph 6 hereof.

    "Conversion" shall have the meaning specified in paragraph 6 hereof.

    "Debt Service Coverage Ratio" shall mean, with respect to any period, and on an aggregate basis including the Borrower and all Affiliates of the Borrower, the ratio of (i) net income after taxes for such period (excluding any after-tax gains or losses on the sale of assets (other than the sale of Inventory in the ordinary course of business) and excluding other after-tax extraordinary gains or losses), plus deferred taxes, plus depreciation and amortization deducted in determining net income for such period, minus Capital Expenditures for such period not financed, minus any cash dividends paid or accrued and cash withdrawals paid or accrued to shareholders or other Affiliates for such period which were not calculated in determining net income after taxes, and plus the after-tax increase in LIFO reserves or minus the after tax decrease in LIFO reserves, to (ii) current principal maturities of long term debt and capitalized leases paid or scheduled to be paid during such period, plus any prepayments on indebtedness owed to any Person (except trade payables and revolving loans) and paid during such period.

    "Default" shall mean any event, condition or default which with the giving of notice, the lapse of time or both would be an Event of Default.

    "Dilution" shall mean, with respect to any period, the percentage obtained by dividing: (a) the sum of non-cash credits against Accounts of Borrower for such period, plus pending or probable, but not yet applied, non-cash credits against Accounts of Borrower for such period, as determined by LaSalle, by (b) gross invoiced sales of Borrower for such period.

    "EBITDA" shall mean, with respect to any period, and on an aggregate basis including the Borrower and all Affiliates of the Borrower, net income after taxes for such period (excluding any after-tax gains or losses on the sale of assets and excluding other after-tax extraordinary gains or losses) plus interest expense, income tax expense, depreciation and amortization for such period, less gains and losses attributable to any fixed asset sales made during such period, plus or minus any other non-cash charges or gains which have been subtracted or added in calculating net income after taxes for such period.

    "Eligible Account" shall mean an Account owing to Borrower which is acceptable to LaSalle in its sole discretion for lending purposes. LaSalle shall, in general, consider an Account to be an Eligible Account if it meets, and so long as it continues to meet, the following requirements:

       (i) it is genuine and in all respects is what it purports to be;

      (ii) it is owned by Borrower and Borrower has the right to subject it to a security interest in favor of LaSalle;

      (iii) it arises from (A) the performance of services by Borrower and such services have been fully performed and acknowledged and accepted by the Account Debtor thereunder; or (B) the sale of Goods by Borrower, and such Goods have been completed in accordance with the Account Debtor's specifications (if any) and delivered to and accepted by the Account Debtor, such Account Debtor has not refused to accept and has not returned or offered to return any of the Goods, or has not refused to accept any of the services, which are the subject of such Account, and Borrower has possession of, or has delivered to LaSalle at LaSalle's request, shipping and delivery receipts evidencing delivery of such Goods;

      (iv) it is evidenced by an invoice rendered to the Account Debtor thereunder, is due and payable within sixty (60) days after the stated invoice date thereof and does not remain unpaid more than ninety (90) days past the stated invoice date thereof; provided, however, that if more than twenty-five percent (25%) of the aggregate dollar amount of invoices owing by a particular Account Debtor remain unpaid for more than ninety (90) days past the respective invoice dates thereof, then all Accounts owing to Borrower by that Account Debtor shall be deemed ineligible; provided, further, that the ninety (90) day periods set forth above shall instead be sixty (60) days with respect to Accounts owed by Sonic Innovations;

      (v) it is not subject to any prior assignment, claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

      (vi) it is a valid, legally enforceable and unconditional obligation of the Account Debtor thereunder, and is not subject to setoff, counterclaim, credit, allowance or adjustment by such Account Debtor, or to any claim by such Account Debtor denying liability thereunder in whole or in part;

     (vii) it does not arise out of a contract or order which fails in any material respect to comply with the requirements of applicable law;

     (viii) the Account Debtor thereunder is not a director, officer, employee or agent of Borrower, or a Subsidiary, Parent or Affiliate of Borrower;

      (ix) it is not an Account with respect to which the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless Borrower assigns its right to payment of such Account to LaSalle pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended;

      (x) it is not an Account with respect to which the Account Debtor is located in a state which requires Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (A) receive a certificate of authority to do business and be in good standing in such state, or (B) file a notice of business activities report or similar report with such state's taxing authority, unless (x) Borrower has taken one of the actions described in clauses (A) or (B), (y) the failure to take one of the actions described in either clause (A) or (B) may be cured retroactively by Borrower at its election, or (z) Borrower has proven, to LaSalle's satisfaction, that it is exempt from any such requirements under any such state's laws;

      (xi) it is an Account which arises out of a sale made in the ordinary course of Borrower's business;

     (xii) the Account Debtor is a resident or citizen of, and is located within, the United States of America or Canada; provided, however, that Siemens Medical Instruments and its subsidiaries shall be excluded from the requirement set forth in this clause (xii);

     (xiii) it is not an Account with respect to which the Account Debtor's obligation to pay is conditional upon the Account Debtor's approval of the Goods or services or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;

     (xiv) it is not an Account (A) with respect to which any representation or warranty contained in this Agreement is untrue or (B) which violates any of the covenants of Borrower contained in this Agreement;

     (xv) it is not an Account which, when added to a particular Account Debtor's other indebtedness to Borrower, exceeds the lesser of ten percent (10%) of the aggregate of Borrower's Accounts or a credit limit determined by LaSalle in its reasonable credit judgment for that Account Debtor, provided, however, that the 10% credit limit set forth herein shall instead be (A) 20% for Accounts owed by Lucent Technologies, (B) 15% for Accounts owed by AMP, Inc., (C) 50% for Accounts owed by Siemens Medical Instruments, through the date which is one (1) year after the Closing Date, and 40% thereafter, and (D) 20% for Accounts owed by Sonic Innovations which are paid within sixty (60) days after the applicable stated invoice date; provided, further, that Accounts excluded from Eligible Accounts solely by reason of this paragraph 1(a)(xv) shall be Eligible Accounts to the extent of the applicable credit limit;

     (xvi) it is not an Account with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as determined by LaSalle in its sole discretion.

    "Environmental Laws" shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to Borrower's business or facilities owned or operated by Borrower, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and all references to sections thereof shall include such sections and any predecessor and successor provisions thereto.

    "ERISA Affiliate" shall mean any member of a controlled group of entities as determined under Section 414(b), (c), (m), or (o) of the IRC, of which the Borrowers are a member.

    "Event of Default" shall have the meaning specified in paragraph 16 hereof.

    "Excess Availability" shall mean, as of any date of determination by LaSalle, the excess, if any, of (i) the Borrowing Base over (ii) the outstanding Revolving Loans and Letter of Credit Obligations, in each case as of the close of business on such date. For purposes of calculating Borrower's Excess Availability and the amount of the Borrowing Base relating thereto, all of Borrower's trade payables and outstanding debt, other than the Liabilities hereunder, which remain unpaid more than thirty (30) days after the due dates thereof shall, on the date of the determination of Excess Availability, be deemed to have been paid by Borrower.

    "Exhibit A" shall mean the exhibit entitled "Exhibit A—Business and Collateral Locations" which is attached hereto and made a part hereof.

    "Exhibit B" shall mean the exhibit entitled Exhibit B—Officer's Certificate, which is attached hereto and made a part hereof.

    "Exhibit C" shall mean the exhibit entitled Exhibit C—Form of Capex Note, which is attached hereto and made a part hereof.

    "Fiscal Year" shall mean with respect to Borrower, the twelve (12) month accounting period of Borrower commencing September 1 of each calendar year and ending August 31 of such calendar year.

    "GAAP" shall mean generally accepted accounting principles and policies in the United States as in effect from time to time.

    "Guarantor" shall mean Cross Technology, Inc., a Minnesota corporation.

    "Guaranty" shall mean the guaranty by corporation of even date herewith, executed by the Guarantor in favor of LaSalle.

    "Hazardous Materials" shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation, any that are or become classified as hazardous or toxic under any Environmental Law).

    "Indemnified Party" shall have the meaning specified in paragraph 18 hereof.

    "Indenture" shall mean that certain Indenture of Trust dated as of April 1, 1996 by and between the City of Victoria, Minnesota and the Trustee, relating to the Bonds.

    "Interest Period" shall mean for any LIBOR Rate Loan the period commencing on the date of the borrowing thereof and ending three, six or nine months thereafter; provided, however, that Borrower may not select any Interest Period that ends after the Original Term, or if applicable, the Renewal Term. Whenever the last day of an Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

    "Kind" shall mean, with respect to any Loan, whether such Loan is a Revolving Loan or a Capex Loan.

    "Letters of Credit" shall mean those documentary or stand-by letters of credit issued for Borrower's account in accordance with the terms of paragraph 4 hereof.

    "Letter of Credit Obligations" shall mean, as of any dated of determination, the sum of (i) the aggregate undrawn face amount of all Letters of Credit and (ii) the aggregate unreimbursed amount of all drawn Letters of Credit not already converted to a Loan hereunder.

    "Liabilities" shall mean any and all obligations, liabilities and indebtedness of Borrower to LaSalle or to any parent, affiliate or subsidiary of LaSalle of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law.

    "LIBOR Rate" shall mean, with respect to the Interest Period applicable to the borrowing of a LIBOR Rate Loan, the rate obtained (rounded upwards to the nearest 1/100 of 1%) by dividing (i) the rate of interest per annum offered to LaSalle in the London interbank foreign currency deposits market as of approximately 9:00 A.M. (Chicago time) two (2) Business Days prior to the commencement of such Interest Period for U.S. dollar deposits of amounts in immediately available funds comparable to the principal amount of the LIBOR Rate Loan for which the LIBOR Rate is being determined with maturities comparable to the Interest Period for which such LIBOR Rate will apply, by (ii) a percentage equal to 1 minus the stated reserve (expressed as a decimal), if any, required to be maintained against "Eurocurrency liabilities" as specified in Regulation D of the Board of Governors of the Federal Reserve System as from time to time shall be in effect (or against any other category of liabilities, which includes deposits, by reference to which the interest rate on LIBOR Rate

Loans is determined or any category of extensions of credit on other assets, which includes loans by a non-U.S. office of LaSalle to U.S. Residents). In the absence of manifest error, each determination by LaSalle of the applicable LIBOR Rate shall be deemed conclusive.

    "LIBOR Rate Capex Loan" shall mean that portion of the Capex Loan that bears interest based on the LIBOR Rate.

    "LIBOR Rate Loan" shall mean a Revolving Loan or portion of the Capex Loan that bears interest based on the LIBOR Rate.

    "LIBOR Rate Revolving Loan" shall mean a Revolving Loan that bears interest based on the LIBOR Rate.

    "Loan" or "Loans" shall mean any and all Revolving Loans and Capex Loans made by LaSalle to Borrower pursuant to paragraphs 2 and 3 hereof and all other loans, advances and financial accommodations made by LaSalle to or on behalf of Borrower hereunder.

    "Loan Agreement" shall mean that certain Loan Agreement dated as of April 1, 1996 by and between the City of Victoria, Minnesota and the Borrower, relating to the Bonds.

    "Lock Box" and "Blocked Account" shall have the meanings specified in paragraph 10 hereof.

    "M&E Availability" shall mean the amount equal to the lesser of (i) eighty percent (80%) of the orderly liquidation value of Borrower's qualified equipment as shown and identified on an appraisal of such equipment dated March 16, 2000, prepared by Norman Levy and Associates, Inc., minus the orderly liquidation value of any equipment included on said appraisal pertaining to computer equipment and any outstanding operating or capital leases, or (ii) one million six hundred seventy-two thousand six hundred twenty and 00/100 dollars ($1,672,620.00), reduced by an amount equal to 1/60th thereof (which amount is $27,877) on the first day of each calendar month, beginning on September 1, 2000.

    "Material Adverse Effect" shall mean with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of the business, property, assets, operations, condition (financial or otherwise) or prospects of Borrower.

    "Mortgage" shall mean each mortgage or deed of trust executed by Borrower in favor of LaSalle to secure the Liabilities including without limitation, the Victoria Mortgage.

    "Multiemployer Plan" shall mean a plan described in Section 4001(a)(3) of ERISA which covers employees of any Borrower or any ERISA Affiliate.

    "Note" shall mean the Revolving Note or the Capex Note.

    "Obligor" shall mean Borrower and each Person who is or shall become primarily or secondarily liable for any of the Liabilities; provided, however, that such term shall not include any Account Debtor.

    "Original Term" shall have the meaning specified in paragraph 12 hereof.

    "Other Agreements" shall mean all agreements, instruments and documents including, without limitation, guaranties, mortgages, trust deeds, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of Borrower or any other Person and delivered to LaSalle or to any parent, affiliate or subsidiary of LaSalle in connection with the Liabilities or the transactions contemplated hereby.

    "Parent" shall mean any Person now or at any time or times hereafter owning or controlling (alone or with any other Person) at least a majority of the issued and outstanding stock or other similar ownership interest of Borrower or any Subsidiary.

    "Permitted Liens" shall mean (i) statutory liens of landlords, carriers, warehousemen, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder, (ii) liens or security interests in favor of LaSalle, (iii) zoning restrictions and easements, rights of way, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a Material Adverse Effect on Borrower's ability to use such real property for its intended purpose in connection with Borrower's business, (iv) liens securing the payment of taxes or other governmental charges not yet delinquent or being contested in good faith and by appropriate proceedings, (v) liens incurred or deposits made in the ordinary course of Borrower's business in connection with capitalized leases or purchase money security interests for purchase of, and applying only to, Equipment included in the permitted borrowings under paragraph 13(q) or permitted as Capital Expenditures under paragraph 14(n), the documents relating to such liens to be in form and substance acceptable to LaSalle, (vi) liens securing indebtedness owing by any Subsidiary to Borrower to the extent such indebtedness is permitted under paragraph 14(l), or to any other Subsidiary of Borrower, (vii) deposits to secure performance of bids, trade contracts, leases and statutory obligations (to the extent not excepted elsewhere herein); (viii) liens specifically permitted by LaSalle in writing as set forth on Schedule 1(a) attached hereto; (ix) any lien arising out of the refinancing, extension, renewal or refunding of any indebtedness secured by an lien permitted by any of the foregoing subparagraphs (i) through (viii) inclusive; provided, that (a) such indebtedness is not secured by any additional assets, and (b) the amount of such indebtedness is not increased, (x) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation, (xi) securities and other properties held at banks or financial institutions to secure the payment or reimbursement under overdraft, acceptance and other facilities, and (xii) rights of setoff, banker's lien and other similar rights arising solely by operation of law.

    "Person" shall mean any individual, sole proprietorship, partnership, limited liability company venture, trust, unincorporated organization, association, corporation, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

    "Prime Rate" shall mean the publicly announced prime rate of LaSalle Bank N.A., Chicago, Illinois, in effect from time to time. The Prime Rate is not intended to be the lowest or most favorable rate of LaSalle Bank N.A. in effect at any time.

    "Prime Rate Capex Loan" shall mean that portion of the Capex Loan that bears interest based on the Prime Rate.

    "Prime Rate Loan" shall mean a Revolving Loan or portion of the Capex Loan that bears interest based on the Prime Rate.

    "Prime Rate Revolving Loan" shall mean a Revolving Loan that bears interest based on the Prime Rate.

    "Real Estate Availability" shall mean the amount equal to the lesser of (i) seventy-five percent (75%) of the fair market value of Borrower's real estate located at 1495 Steiger Lake Lane, Victoria, Minnesota, 55386, as shown on the appraisal thereof dated February 29, 2000, prepared by Dahlen & Dwyer, Inc., or (ii) one million six hundred fifty thousand and 00/100 dollars ($1,650,000.00), reduced by an amount equal to 1/84th thereof (which amount is $19,642.86) on the first day of each calendar month, beginning on September 1, 2000.

    "Renewal Term" shall have the meaning specified in paragraph 12 hereof.

    "Revolving Loans" shall have the meaning specified in paragraph 2 hereof.

    "Revolving Loan Commitment" shall mean the sum of $5,000,000.00.

    "Revolving Note" shall mean the revolving note in the maximum original principal amount of $5,000,000.00, executed by Borrower to the order of LaSalle, dated as of the Closing Date.

    "Subsidiary" shall mean any corporation or company of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by Borrower or by any partnership or joint venture of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by Borrower.

    "Tangible Net Worth" shall mean, on an aggregate basis, including the Borrower and all Affiliates of the Borrower (i) shareholders' equity (including retained earnings) less (ii) the book value of all intangible assets, prepaid assets, amounts due from officers, affiliates and employees, deferred tax assets, equity investments and the net book value of leasehold improvements, determined by LaSalle on a consistent basis, plus (iii) deferred tax liabilities and the amount of any debt subordinated to LaSalle on terms and conditions acceptable to LaSalle in its sole judgment, all as determined in accordance with GAAP, consistently applied.

    "Total Credit Facility" shall mean the sum of $13,500,000.00.

    "Trustee" shall mean U.S. Bank National Association, and any co-trustee or successor trustee appointed, qualified and then acting as such under the provisions of the Indenture.

    "Type" shall mean, with respect to any (i) Revolving Loan, whether such Revolving Loan is a LIBOR Rate Revolving Loan or a Prime Rate Revolving Loan and (ii) Capex Loan, whether any portion thereof is a LIBOR Rate Capex Loan or a Prime Rate Capex Loan.

    "Victoria Letter of Credit" shall mean, collectively, (i) the Irrevocable Letter of Credit No. S524150 issued by LaSalle Bank N.A. to the Trustee for the account of Borrower in the original stated amount of $2,181,331.00, and (ii) the Irrevocable Letter of Credit No. S524151 issued by LaSalle Bank N.A. to the Trustee for the account of the Borrower in the original stated amount of $1,090,666.00.

    "Victoria Mortgage" shall mean that certain Mortgage, Security Agreement, Fixture Financing Statement and Assignment of Leases and Rents of even date herewith executed by the Borrower in favor of LaSalle Bank N.A.

    (b)  Accounting Terms and Definitions.  Unless otherwise defined or specified herein, all accounting terms used in this Agreement shall be construed in accordance with GAAP, applied on a basis consistent in all material respects with the financial statements delivered by Borrower to LaSalle on or before the Closing Date. All accounting determinations for purposes of determining compliance with the financial covenants contained in paragraph 14(n) shall be made in accordance with GAAP as in effect on the Closing Date and applied on a basis consistent in all material respects with the audited financial statements delivered to LaSalle by Borrower on or before the Closing Date. The financial statements required to be delivered hereunder from and after the Closing Date, and all financial records, shall be maintained in accordance with GAAP. If GAAP shall change from the basis used in preparing the audited financial statements delivered to LaSalle by Borrower on or before the Closing Date, the certificates required to be delivered pursuant to paragraph 14(b) demonstrating compliance with the covenants contained herein shall include, at the election of Borrower or upon the request of LaSalle, calculations setting forth the adjustments necessary to demonstrate how Borrower is in compliance with the financial covenants based upon GAAP as in effect on the Closing Date.

    2.  REVOLVING LOANS.  Subject to the terms and conditions of this Agreement and the Other Agreements, during the Original Term and any Renewal Term, absent the existence of an Event of Default:

    (a) LaSalle shall make such revolving loans and advances (the "Revolving Loans") to Borrower as Borrower shall from time to time request, in accordance with the terms of paragraph 2(b) hereof. The aggregate unpaid principal amount of all Revolving Loans outstanding at any one time made to Borrower shall not exceed the lesser of (i) the Borrowing Base or (ii) the Revolving Loan Commitment. All Revolving Loans shall be repaid in full upon the earlier to occur of (A) the end of the Original Term or any Renewal Term, if either LaSalle or Borrower elects to terminate this Agreement as of the end of any such term and (B) the acceleration of the Liabilities pursuant to paragraph 17 of this Agreement. If at any time the outstanding principal balance of the Revolving Loans made to Borrower exceeds (i) the Borrowing Base or (ii) the Revolving Loan Commitment, Borrower shall immediately, and without the necessity of a demand by LaSalle, pay to LaSalle such amount as may be necessary to eliminate such excess, and LaSalle shall apply such payment against the outstanding principal balance of the Revolving Loans. In addition, if at any time the sum of (A) the outstanding principal balance of the Loans and (B) the outstanding Letter of Credit Obligations exceeds the Total Credit Facility, Borrower shall immediately and without the necessity of a demand by LaSalle pay to LaSalle such amount as may be necessary to eliminate such excess, and LaSalle shall apply such payment against the outstanding principal balance of the Loans in such order as LaSalle shall determine in its sole discretion. Borrower hereby authorizes LaSalle to charge any of Borrower's accounts to make any payments of principal or interest required by this Agreement. All Revolving Loans shall, in LaSalle's sole discretion, be evidenced by one or more promissory notes in form and substance satisfactory to LaSalle. However, if such Revolving Loans are not so evidenced, such Revolving Loans may be evidenced solely by entries upon the books and records maintained by LaSalle.

    (b) LaSalle shall make Revolving Loans to Borrower up to the lesser of the following amounts, the amount calculated pursuant to subparagraph (i) below being the "Borrowing Base":

       (i) an amount up to eighty percent (80%) of the face amount of Eligible Accounts, less such reserves as LaSalle elects to establish from time to time in the exercise of its sole discretion including, without limitation, a Dilution reserve if Dilution exceeds five percent (5%), minus the aggregate amount of the Letter of Credit Obligations in excess of the sum of (A) the M&E Availability, plus (B) the Real Estate Availability, minus an amount equal to 3 months' lease payments under any and all leases (or subleases, as the case may be), with respect to which LaSalle has not received an executed Landlord Agreement (and Sublandlord Agreement(s), where applicable) in form and substance acceptable to LaSalle; or

      (ii) the Revolving Loan Commitment.

    3.  CAPEX LOANS.

    (a) From and after the Closing Date, LaSalle shall make non-revolving loans and advances (collectively, the "Capex Loan") to Borrower as Borrower shall from time to time request in an aggregate amount of up to but not exceeding Five Million and 00/100 ($5,000,000.00), in accordance with the terms of this paragraph 3(a). Each request for a Capex Loan advance shall be made in writing, together with invoices and other documentation acceptable to LaSalle evidencing the hard costs of the machinery and equipment acquired or to be acquired with the proceeds of the requested Capex Loan advance ("Acquired M&E"). Each Capex Loan advance shall be in an amount not less than $100,000 (and in increments of $1,000 in excess thereof) and shall be limited to no more than 80% of the hard costs of the Acquired M&E for which such advance is requested. Borrower shall execute and deliver to LaSalle a Capex Note from time to time when the aggregate amount of Capex Loans made but not evidenced by a Capex Note equals or exceeds $500,000; provided, however, that notwithstanding the aggregate amount of Capex Loans made but not evidenced by a Capex Note, Borrower shall execute and deliver to LaSalle a Capex Note on each August 31 during the term of this Agreement in an amount equal to the then-outstanding amount of Capex Loans made but not evidenced by a Capex Note. Principal payable on account of the Capex Loan shall be payable in successive monthly installments (i) payable on the first day of each month, the first of which installments shall be due and payable on the first day of the month immediately following the date of each Capex Note and (ii) based on an amortization schedule consisting of sixty (60) equal and level payments under each Capex Note; provided, however, that the entire unpaid principal balance of the Capex Loan shall be due and payable in full upon the expiration of the Original Term of this Agreement; and, provided further, that in the event that the Original Term of this Agreement is initially or subsequently renewed in accordance with paragraph 12 hereof, then Borrower shall continue to make such equal and level monthly principal payments under each Capex Note, with a final installment equal to the unpaid principal balance of the Capex Loan and any other amounts outstanding due and payable upon the expiration of the Renewal Term. Notwithstanding anything hereinabove to the contrary, the entire unpaid principal balance of the Capex Loan, and any accrued and unpaid interest thereon, shall be immediately due and payable upon the earlier to occur of (i) the last day of the Original Term or the last day of any Renewal Term, if either LaSalle or Borrower elects to terminate this Agreement as of the end of any such Original or Renewal Term and (ii) the acceleration of the Liabilities pursuant to paragraph 17 of this Agreement.

    (b) If Borrower sells any Equipment, or if Borrower sells any real property subject to a Mortgage or if any of the Collateral is damaged, destroyed or taken by condemnation, Borrower shall pay to LaSalle, unless otherwise specifically provided herein or otherwise agreed to by LaSalle, as and when received by Borrower and as a mandatory prepayment of the Capex Loan, to be applied against the last maturing installments of principal thereof, in the inverse order thereof (or, at LaSalle's option, such of the other Liabilities of Borrower as LaSalle may elect), a sum equal to the proceeds received by Borrower from (i) such sale or (ii) such damage, destruction or condemnation; provided, however, that without LaSalle's consent, unless and until an Event of Default has occurred and is continuing:

       (i) obsolete or worn out Equipment may be sold or otherwise disposed of by Borrower and the proceeds thereof may be retained by Borrower, so long as the fair market value of any such Equipment sold or otherwise disposed of in any single transaction is less than $5,000, and the fair market value, in the aggregate, of all such Equipment sold or otherwise disposed of by Borrower during any twelve-month period is less than $20,000; and

      (ii) proceeds of Collateral arising from the damage, destruction or condemnation thereof may be retained by Borrower and used by Borrower to repair, restore or replace such Collateral, as the case may be, so long as the fair market value of any such Collateral damaged, destroyed or condemned in any single incident is less than $5,000, and the fair market value, in the aggregate, of all such Collateral owned by Borrower and damaged, destroyed or condemned during any twelve-month period is less than $20,000.

    4.  LETTERS OF CREDIT.  Subject to the terms and conditions of this Agreement, and the Other Agreements, during the Original Term or any Renewal Term, LaSalle shall, absent the existence of an Event of Default, from time to time cause the issuance of and co-sign for, upon Borrower's request, Letters of Credit, including without limitation the Victoria Letter of Credit; provided, that the Letters of Credit shall be in form and substance acceptable to LaSalle in its sole discretion and that the aggregate undrawn face amount of all such Letters of Credit shall at no time exceed three million five hundred thousand and 00/100 dollars ($3,500,000.00); and provided, further, that no Letter of Credit (other than the Victoria Letter of Credit) shall have any expiry date (a) more than 365 days from the date of issuance or (b) beyond five (5) days prior to the expiration of the Original Term or the Renewal Term, as the case may be.

    5.  INTEREST, FEES AND CHARGES

    (a)  Rates of Interest.  Interest accrued on all Loans shall be due on the earliest of: (i) the first day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, and also, in the case of a LIBOR Rate Loan, in addition to monthly, at the end of the Interest Period applicable thereto; (ii) the occurrence of an Event of Default in consequence of which LaSalle elects to accelerate the maturity and payment of the Liabilities; or (iii) termination of this Agreement pursuant to paragraph 12 hereof. At Borrower's election, except as otherwise provided in paragraph 6 (c) hereof, interest shall accrue on: (A) the unpaid principal balance of the Capex Loan made to Borrower outstanding at the end of each day at (x) a fluctuating rate per annum equal to one-fourth of one percent (0.25%) above the Prime Rate or (y) a fixed rate per annum equal to two and three-fourths percent (2.75%) above the LIBOR Rate; and (B) the principal amount of the Revolving Loans made to Borrower outstanding at the end of each day at (x) a fluctuating rate per annum equal to the Prime Rate or (y) a fixed rate per annum equal to two and one-half percent (2.50%) above the LIBOR Rate. Notwithstanding the foregoing, the interest rates set forth in clauses (A)(x), (A)(y) and (B)(y) above shall be reduced by one-fourth of one percent (0.25%) on the first day of the first calendar month following LaSalle's receipt and satisfactory review of the Borrower's financial statements for the fiscal year ending August 31, 2000 (the "Rate Reduction Date") if such financial statements, delivered to LaSalle in accordance with paragraph 11 hereof, reflect that the Borrower's net after-tax income for such fiscal year equals or exceeds $800,000. The rate of interest payable on Prime Rate Loans shall increase or decrease by an amount equal to any increase or decrease in the Prime Rate, effective as of the opening of business on the day that any such change in the Prime Rate occurs. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the principal amount of all Loans shall bear interest on demand at a rate per annum equal to (1) with respect to the Capex Loan, the rate of interest then in effect under paragraph 5 (a)(A) plus two percent (2.0%) and (2)  with respect to Revolving Loans, the rate of interest then in effect under paragraph 5 (a)(B) plus two percent (2.0%).

    (b)  Computation of Interest and Fees.  Interest and collection charges hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year consisting of three hundred and sixty (360) days. For the purpose of computing interest hereunder, all items of payment received by LaSalle shall be deemed applied by LaSalle on account of the Liabilities (subject to final payment of such items) on the Business Day of receipt by LaSalle of good funds in LaSalle's account located in Chicago, Illinois.

    (c)  Maximum Interest.  It is the intent of the parties that the rate of interest and the other charges to Borrower under this Agreement shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which LaSalle may lawfully charge Borrower, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to Borrower.

    (d)  Letter of Credit Fees.  Borrower shall remit to LaSalle a letter of credit fee equal to one and one-fourth percent (1.25%) per annum on the aggregate undrawn face amount of the Victoria Letter of Credit, which fee shall be payable monthly in arrears on each day that interest is payable hereunder.

    (e)  Closing Fee.  Borrower shall pay to LaSalle a closing fee of Thirty-three Thousand Seven Hundred Fifty and 00/100 Dollars ($33,750.00), which shall be fully earned, nonrefundable and due on the Closing Date.

    (f)  Unused Line Fee.  Borrower shall pay to LaSalle at the end of each month, in arrears, an Unused Line Fee equal to one-fourth of one percent (0.25%) per annum on the daily average amount by which (1) an amount equal to (i) $4,500,000, from the date hereof through the date which is six (6) months after the date hereof, and (ii) the Revolving Loan Commitment at all times following the date which is six (6) months after the date here, exceeds (2) the outstanding principal balance of the Revolving Loans. The Unused Line Fee shall accrue from the Closing Date until the last day of the Original Term, and if applicable, from the first day to the last day of each Renewal Term.

    (g)  Examination and Appraisal Fees.  In addition to the costs and expenses described in paragraph 14(o) hereof, Borrower shall pay to LaSalle an examination fee of $700 per day, plus out-of-pocket expenses incurred by LaSalle for each examination performed by or at LaSalle's direction of Borrower's books and records and Collateral and such other matters as LaSalle shall deem appropriate in its commercially reasonable judgment, each such fee to be paid upon the completion of each such examination; provided, that LaSalle agrees that it shall not perform or cause to be performed more than three (3) such examinations per calendar year, so long as no Default or Event of Default occurs or exists during such calendar year.

    (h)  Capital Adequacy Charge.  If LaSalle shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by LaSalle with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority enacted after the Closing Date, does or shall have the effect of reducing the rate of return on LaSalle's capital as a consequence of its obligations hereunder to a level below that which LaSalle could have achieved but for such adoption, change or compliance (taking into consideration LaSalle's policies with respect to capital adequacy) by a material amount, then from time to time, after submission by LaSalle to Borrower of a written demand therefor ("Capital Adequacy Demand") together with the certificate described below, Borrower shall pay to LaSalle such additional amount or amounts ("Capital Adequacy Charge") as will compensate LaSalle for such reduction, such Capital Adequacy Demand to be made with reasonable promptness following such determination. A certificate of LaSalle claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the amount of the Capital Adequacy Charge to be paid to LaSalle, and the method by which such amount was determined. In determining such amount, LaSalle may use any reasonable averaging and attribution method, applied on a non-discriminatory basis.

    (i)  Minimum Interest Charge.  Regardless of the amount of interest otherwise due and payable under subparagraphs 5 (a), (b) and (c) (the "Actual Interest Amount"), Borrower shall pay to LaSalle at the end of each month, in arrears, commencing September 1, 2000, a minimum interest charge equal to (A) $20,000 minus the Actual Interest Amount for each month after August during the calendar year 2000, and (B) $25,000 minus the Actual Interest Amount for each month thereafter. Nothing herein shall entitle Borrower to any reduction, offset or refund whatsoever in the event the Actual Interest Amount for any month exceeds the applicable dollar amount set forth above.

    6.  LOAN ADMINISTRATION

    (a)  Loan Requests.  A request for a Revolving Loan and for a Capex Loan shall be made or shall be deemed to be made, each in the following manner: (i) Borrower shall give LaSalle same day notice, no later than 10:30 A.M. (Chicago time) of such day, of its intention to borrow a Prime Rate Revolving Loan or a Prime Rate Capex Loan, and at least three (3) Business Days prior notice of its intention to borrow a LIBOR Rate Revolving Loan or a LIBOR Rate Capex Loan, in which notice Borrower shall specify (in addition to any other requirements specified in paragraph 2 or paragraph 3 hereof) the amount of the proposed borrowing and the proposed borrowing date; provided, however, that no such request may be made at a time when there exists a Default or an Event of Default; and

(ii) the coming due of any amount required to be paid under this Agreement or any Note, whether on account of interest or for any other Liability, shall be deemed irrevocably to be a request for a Prime Rate Revolving Loan on the due date thereof in the amount required to pay such interest or other Liability. As an accommodation to Borrower, LaSalle may permit telephone requests for Revolving Loans and electronic transmittal of instructions, authorizations, agreements or reports to LaSalle by Borrower. Unless Borrower specifically directs LaSalle in writing not to accept or act upon telephonic or electronic communications from Borrower, LaSalle shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of LaSalle's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to LaSalle by Borrower and LaSalle shall have no duty to verify the origin of any such communication or the authority of the Person sending it. Each notice of borrowing shall be irrevocable by and binding on Borrower, and if such notice requests the borrowing of a LIBOR Rate Revolving Loan or a LIBOR Rate Capex Loan, such notice shall state the Interest Period with respect thereto. Borrower, at its option, may choose Prime Rate Revolving Loans, Prime Rate Capex Loans, LIBOR Rate Revolving Loans or LIBOR Rate Capex Loans; provided, that any LIBOR Rate Loan shall be in a minimum amount of $1,000,000 or an integral multiple of $250,000 in excess thereof; and provided further, that the right of Borrower to choose any LIBOR Rate Loan is subject to the provisions of paragraph 6(c) hereof.

    (b)  Disbursement.  Borrower hereby irrevocably authorizes LaSalle to disburse the proceeds of each Revolving Loan and each Capex Loan requested by Borrower, or deemed to be requested by Borrower, as follows: (i) the proceeds of each Revolving Loan and each Capex Loan requested under paragraph 6(a)(i) shall be disbursed by LaSalle in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by Borrower and LaSalle from time to time, or elsewhere if pursuant to a written direction from Borrower; and (ii) the proceeds of each Revolving Loan requested under paragraph 6(a)(ii) shall be disbursed by LaSalle by way of direct payment of the relevant interest or other Liability.

    (c)  Notice of Continuation and Notice of Conversion.

       (i) Subject to the provisions of subparagraph (iii) hereof, Borrower may elect to maintain any borrowing by it consisting of the same Kind of LIBOR Rate Loans, or any portion thereof, as a LIBOR Rate Loan by selecting a new Interest Period for such borrowing, which new Interest Period shall commence on the last day of the then existing Interest Period. Each selection of a new Interest Period (a "Continuation") shall be made on three (3) Business Days prior notice, given by Borrower to LaSalle not later than 9:30 A.M. (Chicago time) on the third Business Day preceding the date of any proposed Continuation. If Borrower elects to maintain more than one borrowing consisting of LIBOR Rate Loans of the same Kind by combining such borrowings into one borrowing and selecting a new Interest Period pursuant to this clause, each of the borrowings so combined shall consist of Loans of the same Kind having Interest Periods ending on the same date. If Borrower shall fail to select a new Interest Period for any borrowing by it consisting of LIBOR Rate Loans of the same Kind in accordance with this clause, such LIBOR Rate Loans will automatically convert into Prime Rate Loans.

      (ii) Subject to the provisions of subparagraph (iii) hereof, Borrower may on three (3) Business Days prior notice given to LaSalle convert the entire amount of or a portion of all Loans of the same Kind and Type into Loans of the same Kind and another Type (a "Conversion"); provided, that no Default or Event of Default shall have occurred and be continuing; and provided further, that any Conversion of any LIBOR Rate Loans into Prime Rate Loans may only be made on the last day of the Interest Period for such LIBOR Rate Loans, and upon Conversion of any Prime Rate Loans into LIBOR Rate Loans, Borrower shall pay accrued interest to the date of

  Conversion on the principal amount converted on the first day of the following month. Each such notice shall be given not later than 9:30 A.M. (Chicago time) on the third Business Day preceding the date of any proposed Conversion. Each Conversion shall be in an aggregate amount of not less than $1,000,000 or an integral multiple of $250,000 in excess thereof. Borrower may elect to convert the entire amount of or a portion of all Loans made to Borrower of the same Kind and Type comprising more than one borrowing into Loans of the same Kind and another Type by combining such borrowings into one borrowing consisting of Loans of the same Kind and another Type; provided, however, that if the borrowings so combined consist of LIBOR Rate Loans, such LIBOR Rate Loans shall have Interest Periods ending on the same date.

      (iii) Notwithstanding anything contained in paragraph 5(a) hereof or contained in subparagraphs (i) and (ii) above to the contrary:

        A.  if LaSalle is unable to determine the LIBOR Rate for LIBOR Rate Loans comprising any requested borrowing, Continuation or Conversion, the right of Borrower to select or maintain LIBOR Rate Loans for such borrowing or any subsequent borrowing shall be suspended until LaSalle shall notify Borrower that the circumstances causing such suspension no longer exist, and each Loan comprising such borrowing shall be automatically converted into a Prime Rate Loan;

        B.  if at any time LaSalle shall notify Borrower that the LIBOR Rate for Loans comprising such borrowing by Borrower will not adequately reflect the cost to LaSalle of making such Loans, the right of Borrower to select, maintain, continue or convert to LIBOR Rate Loans for such borrowing shall be suspended until LaSalle shall notify Borrower that the circumstances causing such suspension no longer exist, and each Loan comprising such borrowing shall be automatically converted into a Prime Rate Loan;

        C.  there shall not be outstanding at any one time more than an aggregate of two (2) LIBOR Rate Revolving Loans and two (2) LIBOR Rate Capex Loans;

        D.  any LIBOR Rate Capex Loan shall be in a minimum amount of $1,000,000 or an integral multiple of $250,000 in excess thereof; and

        E.  the amount of interest payable by Borrower during any Interest Period shall be calculated on the full amount of each LIBOR Rate Loan borrowed by Borrower at the commencement of the applicable Interest Period, regardless of any reductions in the principal amount of such LIBOR Rate Loan which occur during such Interest Period, and Borrower shall not be credited for any part of such interest until such interest is actually paid by Borrower. To the extent the aggregate repayments of principal on Revolving Loans received by LaSalle during the pendency of an Interest Period applicable to a then outstanding LIBOR Rate Revolving Loan exceed the aggregate unpaid principal amount of all Prime Rate Revolving Loans outstanding during such Interest Period, LaSalle shall, to the extent of such excess, credit to a special suspense account the amount of such repayments received during such Interest Period, and at the expiration of such Interest Period, LaSalle shall apply all such amounts credited to such account against the unpaid principal balance of the LIBOR Rate Revolving Loans then outstanding. Borrower shall not earn interest on any credit balance which may be deemed to exist in favor of Borrower by virtue of this subparagraph (E).

      (iv) Each notice of Continuation or Conversion shall be irrevocable and binding on Borrower. In the case of (A) any borrowing of a Loan, Continuation, or Conversion that the related notice of borrowing, notice of Continuation or notice of Conversion specifies is to be comprised of LIBOR Rate Loans, or (B) any payment of principal of, or Conversion or Continuation of, any LIBOR Rate Loan made other than on the last day of the Interest Period for such Loan as a result of a payment, prepayment, Conversion or Continuation of such Loan or acceleration of the maturity of any of the Liabilities pursuant to paragraph 17 hereof, or for any other reason, then in any such case, upon LaSalle's demand, Borrower shall pay to LaSalle and indemnify LaSalle from and against the following (collectively "Breakage Costs"): (x) any loss, cost or expense incurred by LaSalle as a result of any failure to fulfill, on or before the date for such borrowing, Continuation or Conversion, the applicable conditions set forth in paragraph 15 hereof, and (y) any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation in each such case, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by LaSalle to fund the Loan to be made as part of such borrowing, Continuation or Conversion.

    7.  GRANT OF SECURITY INTEREST TO LASALLE.  As security for the payment of all Loans now or in the future made by LaSalle to Borrower hereunder and for the payment or other satisfaction of all other Liabilities, Borrower hereby assigns to LaSalle and grants to LaSalle a continuing security interest in the following property of Borrower, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located: (a) all Accounts (whether or not Eligible Accounts) and all Goods whose sale, lease or other disposition by Borrower has given rise to Accounts and have been returned to or repossessed or stopped in transit by Borrower; (b) all Chattel Paper, Instruments, investment property, Documents and General Intangibles (including, without limitation, all patents, patent applications, trademarks, trademark applications, tradenames, trade secrets, goodwill, copyrights, registrations, licenses, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contracts rights, security interests, security deposits and any rights to indemnification); (c) all Inventory; (d) all Goods (other than Inventory) including, without limitation, Equipment, vehicles and fixtures; (e) all deposits and cash and any other property of Borrower now or hereafter in the possession, custody or control of LaSalle or any agent or any parent, affiliate or subsidiary of LaSalle or any participant with LaSalle in the Loans for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise); and (f) all additions and accessions to, substitutions for, and replacements, products and proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property, and all of Borrower's books and records relating to any of the foregoing and to Borrower's business.

    8.  PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN.  Borrower shall, at LaSalle's request, at any time and from time to time, execute and deliver to LaSalle such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed reasonably necessary or desirable by LaSalle) and do such other acts and things as LaSalle may deem necessary or desirable in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of LaSalle (free and clear of all other liens, claims and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Liabilities, and in order to facilitate the collection of the Collateral. Borrower irrevocably hereby makes, constitutes and appoints LaSalle (and all Persons designated by LaSalle for that purpose) as Borrower's true and lawful attorney and agent-in-fact to execute such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect LaSalle's security interest in the Collateral. Borrower further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement.

    9.  POSSESSION OF COLLATERAL AND RELATED MATTERS.  Until an Event of Default has occurred, Borrower shall have the right, except as otherwise provided in this Agreement, in the ordinary course of Borrower's business, to (a) sell, lease or furnish under contracts of service any of Borrower's Inventory normally held by Borrower for any such purpose, and (b) use and consume any raw materials, work in process or other materials normally held by Borrower for such purpose;

provided, however, that a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of a debt owed by Borrower.

    10.  COLLECTIONS.

    (a) Borrower shall direct all of its Account Debtors to make all payments on the Accounts directly to a post office box ("Lock Box") with a financial institution acceptable to, and in the name and under exclusive control of, LaSalle. Borrower shall establish an account ("Blocked Account") in LaSalle's name for the benefit of Borrower with a financial institution acceptable to LaSalle, into which all payments received in the Lock Box shall be deposited, and into which Borrower will immediately deposit all payments made for Inventory or services sold or rendered by Borrower and received by Borrower in the identical form in which such payments were made, whether by cash or check. If Borrower, any Affiliate or Subsidiary of Borrower, or any shareholder, officer, director, employee or agent of Borrower or any Affiliate or Subsidiary, or any other Person acting for or in concert with Borrower shall receive any monies, checks, notes, drafts or other payments relating to or as proceeds of Accounts or other Collateral, Borrower and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, LaSalle and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Blocked Account. Each financial institution with which a Lock Box and Blocked Account are established shall acknowledge and agree, in a manner satisfactory to LaSalle, that the amounts on deposit in such Lock Box and Blocked Account are the sole and exclusive property of LaSalle, that such financial institution has no right to setoff against such Lock Box or Blocked Account or against any other account maintained by such financial institution into which the contents of such Blocked Account are transferred, and that such financial institution shall wire, or otherwise transfer in immediately available funds in a manner satisfactory to LaSalle, funds deposited in the Blocked Account on a daily basis as such funds are collected. Borrower agrees that all payments made to the Blocked Account established by Borrower or otherwise received by LaSalle, whether in respect of the Accounts of Borrower or as proceeds of other Collateral of Borrower or otherwise, will be applied on account of the Liabilities of Borrower in accordance with the terms of this Agreement. Borrower agrees to pay all fees, costs and expenses which Borrower incurs in connection with opening and maintaining a Lock Box and Blocked Account. All of such fees, costs and expenses which remain unpaid by Borrower pursuant to any Lock Box or Blocked Account Agreement with Borrower, to the extent same shall have been paid by LaSalle hereunder, shall constitute Revolving Loans hereunder, shall be payable to LaSalle by Borrower upon demand, and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder. All checks, drafts, instruments and other items of payment or proceeds of Collateral delivered to LaSalle in kind shall be endorsed by Borrower to LaSalle, and, if that endorsement of any such item shall not be made for any reason, LaSalle is hereby irrevocably authorized to endorse the same on Borrower's behalf. For the purpose of this paragraph, Borrower irrevocably hereby makes, constitutes and appoints LaSalle (and all Persons designated by LaSalle for that purpose) as Borrower's true and lawful attorney and agent-in-fact (i) to endorse Borrower's name upon said items of payment and/or proceeds of Collateral of Borrower and upon any Chattel Paper, document, instrument, invoice or similar document or agreement relating to any Account of Borrower or goods pertaining thereto; (ii) to take control in any manner of any item of payment or proceeds thereof; (iii) to have access to any lock box or postal box into which any of Borrower's mail is deposited; and (iv) open and process all mail addressed to Borrower and deposited therein; provided, however, that LaSalle shall not exercise any such powers described in subparagraphs (i), (ii)(except for routine Lock Box payments/proceeds) and (iv) unless and until an Event of Default has occurred.

    (b) LaSalle may, at any time and from time to time after the occurrence of an Event of Default, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Liabilities, (i) enforce collection of any of Borrower's Accounts or contract rights by suit or otherwise; (ii) exercise all of Borrower's rights and remedies with respect to proceedings brought to collect any Accounts; (iii) surrender, release or exchange all or any part of any Accounts of Borrower, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any Account of Borrower upon such terms, for such amount and at such time or times as LaSalle deems advisable; (v) prepare, file and sign Borrower's name on any proof of claim in bankruptcy or other similar document against any Account Debtor indebted on an Account of Borrower; and (vi) do all other acts and things which are necessary, in LaSalle's sole discretion, to fulfill Borrower's obligations under this Agreement and to allow LaSalle to collect the Accounts. In addition to any other provision hereof, LaSalle may at any time on or after the occurrence of an Event of Default, at Borrower's expense, notify any parties obligated on any of the Accounts of Borrower to make payment directly to LaSalle of any amounts due or to become due thereunder.

    (c) For the purpose of determining Borrower's Borrowing Base hereunder, LaSalle shall, upon receipt by LaSalle at its office in Chicago, Illinois, of cash or other immediately available funds from collections of items of payment and proceeds of any Collateral, apply the whole or any part of such collections or proceeds against the Liabilities in such order as LaSalle shall determine in its sole discretion.

    (d) In its sole credit judgment, without waiving or releasing any obligation, liability or duty of Borrower under this Agreement or the Other Agreements or any Event of Default, at any time or times hereafter, LaSalle may (but shall not be obligated to) pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person in, upon or against the Collateral. All sums paid by LaSalle in respect thereof and all costs, fees and expenses (including, without limitation, reasonable attorney fees for both inside and outside counsel, all court costs and all other charges relating thereto) incurred by LaSalle shall constitute Revolving Loans, payable by Borrower to LaSalle on demand and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder.

    (e) Immediately upon Borrower's receipt of any portion of the Collateral evidenced by an agreement, Instrument or Document including, without limitation, any Chattel Paper, Borrower shall deliver the original thereof to LaSalle together with an appropriate endorsement or other specific evidence of assignment thereof to LaSalle (in form and substance acceptable to LaSalle). If an endorsement or assignment of any such items shall not be made for any reason, LaSalle is hereby irrevocably authorized, as Borrower's attorney and agent-in-fact, to endorse or assign the same on Borrower's behalf.

    (f)  LaSalle shall render to Borrower each month a statement of Borrower's account or accounts, as the case may be, which shall constitute an account stated and shall be deemed to be correct and accepted by and be binding upon Borrower unless LaSalle receives a written statement of Borrower's exceptions thereto within thirty (30) days after such statement was rendered to Borrower.

    11.  SCHEDULES AND REPORTS.  Borrower shall furnish or cause to be furnished to LaSalle the following:

    (a)  Daily Reports.  Borrower shall provide LaSalle with an executed daily loan report and certificate in LaSalle's then current form on each day on which Borrower requests a Revolving Loan, and in any event at least one each week, which shall be accompanied by copies of Borrower's sales journal, cash receipts journal and credit memo journal for the relevant period. Such report shall reflect the activity of Borrower with respect to Accounts for the immediately preceding week, and shall be in a form and with such specificity as is satisfactory to LaSalle and shall contain such additional information as LaSalle may reasonably require concerning Accounts and Inventory included, described or referred to in such report and any other documents in connection therewith requested by LaSalle including, without limitation, but only if specifically requested by LaSalle, copies of all invoices prepared in connection with such amounts.

    (b)  Monthly Financial Statements.  As soon as practicable and in any event within thirty (30) days following the end of each fiscal month: (1) statements of income and statements of cash flow of Borrower for each such month and for the period from beginning of the then current Fiscal Year of Borrower to the end of such month, (2) balance sheets of Borrower as of the end of such month, and (3) with respect to such statements of income and balance sheets, in comparative form, figures for the corresponding periods in the preceding Fiscal Year of Borrower, all in reasonable detail and certified by the chief financial officer of Borrower that such statements fairly present the financial condition of Borrower in accordance with GAAP, subject to changes resulting from normal year-end computations of Borrower's compliance with the covenants set forth in this Agreement.

    (c)  Monthly Reports.  In addition to any other reports, as soon as practicable and in any event: (i) within fifteen (15) days after the end of each fiscal month, (a) a detailed trial balance of Borrower's Accounts aged per invoice date, in form and substance reasonably satisfactory to LaSalle including, without limitation, the names and addresses of all Account Debtors of Borrower, and (b) a summary and detail of accounts payable (such Accounts and accounts payable divided into such time intervals as LaSalle may require in its sole discretion), including a listing of any held checks; and (2) within fifteen (15) days after the end of each fiscal month, the general ledger inventory account balance, a perpetual inventory report and LaSalle's standard form of Inventory report then in effect or the form most recently requested from Borrower by LaSalle, for Borrower by each category of Inventory, together with a description of the monthly change in each category of Inventory.

    (d)  Annual Financial Statements.  As soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year of Borrower: (a) statements of income of Borrower for such Fiscal Year, and a balance sheet of Borrower as of the end of such Fiscal Year, and (2) statements of cash flow of Borrower for such Fiscal Year, such statements to be presented in accordance with GAAP and certified by independent certified public accountants of recognized national standing selected by Borrower and satisfactory to LaSalle, whose opinion shall be unqualified, in form and substance reasonably satisfactory to LaSalle. Commencing with the Fiscal Year ending on or about August 31, 2000, such financial statements shall set forth in comparative form, corresponding figures for the period covered by the preceding annual audit and as of the end of the preceding Fiscal Year of Borrower.

    (e)  Annual Projections.  As soon as practicable and in any event prior to the beginning of each Fiscal Year of Borrower, projected balance sheets, statements of income and cash flow for Borrower, for each of the twelve (12) months during such Fiscal Year, which shall include the assumptions used therein, together with appropriate supporting details as reasonably requested by LaSalle.

    (f)  Accountant's Reports.  As soon as practicable and in any event within ten (10) days of delivery to Borrower, a copy of any letter issued by Borrower's independent public accountants or other management consultants with respect to Borrower's financial or accounting systems or controls, including all so-called "management letters".

    (g)  Explanation of Budgets and Projections.  In conjunction with the delivery of the annual presentation of projections or budgets referred to in paragraph 11(e) above, a letter signed by the President or a Vice President of Borrower and by the Treasurer or Chief Financial Officer of Borrower, describing, comparing and analyzing, in detail, all changes and developments between the anticipated financial results included in such projections or budgets and the historical financial statements of Borrower.

    (h)  Other Information.  With reasonable promptness, such other business or financial data, reports, appraisals and projections as LaSalle may reasonably request.

    (i)  Accompanying Certificates.  All financial statements delivered to LaSalle pursuant to the requirements of this paragraph (except where otherwise expressly indicated) shall be prepared in accordance with GAAP as provided in this Agreement. Together with each delivery of financial statements required by paragraph 11 (b) and (d) above, Borrower shall deliver to LaSalle an officer's certificate in the form attached hereto as Exhibit B, which shall include a calculation of financial covenants in the schedule attached to such officer's certificate in form satisfactory to LaSalle.

    12.  TERMINATION.

    (a) This Agreement shall be in effect from the date hereof until August 1, 2003 ("Original Term") and shall automatically renew itself from year to year thereafter (each such one year renewal being referred to herein as a "Renewal Term") unless (i) the due date of the Liabilities is accelerated pursuant to paragraph 17 hereof; or (ii) Borrower elects or LaSalle elects to terminate this Agreement at the end of the Original Term or at the end of any Renewal Term by giving the other party written notice of such election at least ninety (90) days prior to the end of the Original Term or the then current Renewal Term, in which case Borrower shall pay all of the Liabilities in full on the last day of such term. If one or more of the events specified in subparagraphs (i) or (ii) occurs, this Agreement shall terminate on the date thereafter that the Liabilities are paid in full; provided, however, that the security interests and liens created under this Agreement and the Other Agreements shall survive such termination until the date upon which payment and satisfaction in full of the Liabilities shall have occurred. At such time as Borrower has repaid all of the Liabilities and this Agreement has terminated, (A) Borrower shall deliver to LaSalle a release, in form and substance reasonably satisfactory to LaSalle, of all obligations and liabilities of LaSalle and its officers, directors, employees, agents, parents, subsidiaries and affiliates to Borrower, and if Borrower is obtaining new financing from another lender, Borrower shall deliver such lender's indemnification of LaSalle, in form and substance satisfactory to LaSalle, for checks which LaSalle has credited to Borrower's account, but which subsequently are dishonored for any reason and (B) upon Borrower's request, LaSalle shall deliver to Borrower a release in form and substance reasonably satisfactory to Borrower.

    (b) If, for any reason, this Agreement is terminated prior to the end of the Original Term or any Renewal Term including, in the sole discretion of LaSalle, if an effective termination results from Borrower prepaying all or substantially all of the Liabilities, Borrower agrees to pay to LaSalle, as a prepayment fee, in addition to the payment of all other Liabilities owing by Borrower, an amount equal to: (i) three percent (3.0%) of the Total Credit Facility if this Agreement is terminated during the first year of the Original Term; (ii) two percent (2.0%) of the Total Credit Facility if this Agreement is terminated during the second year of the Original Term; and (iii) one percent (1.0%) of the Total Credit Facility if this Agreement is terminated during the third year of the Original Term or any Renewal Term, except, if terminated at the end of the Original Term or any Renewal Term pursuant to the terms set forth herein. In light of the extreme difficulty of accurately calculating actual damages arising out of any early termination, LaSalle and Borrower have agreed that the prepayment fee provided for above is a reasonable estimate of actual damages that would be incurred.

    13.  REPRESENTATIONS AND WARRANTIES.  Borrower hereby makes the following representations, warranties and covenants:

    (a) the financial statements delivered or to be delivered by Borrower to LaSalle at or prior to the date of this Agreement and at all times subsequent thereto accurately reflect the financial condition of Borrower, and since the date of the Borrower's financial statements delivered to LaSalle most recently prior to the date of this Agreement, no event or condition has occurred which has had, or is reasonably likely to have, a Material Adverse Effect;

    (b) the office where Borrower keeps its books, records and accounts (or copies thereof) concerning the Collateral, Borrower's principal place of business and all of Borrower's other places of business, locations of Collateral and post office boxes are as set forth in Exhibit A; Borrower shall promptly (but in no event less than ten (10) days prior thereto) advise LaSalle in writing of the proposed opening of any new place of business, the closing of any existing place of business, any change in the location of Borrower's books, records and accounts (or copies thereof) or the opening or closing of any post office box of Borrower;

    (c) the Collateral, including without limitation the Equipment (except any part thereof which prior to the date of this Agreement Borrower shall have advised LaSalle in writing consists of Collateral normally used in more than one state) is and shall be kept, or, in the case of vehicles, based, only at the addresses set forth on the first page of this Agreement or on Exhibit A, and at other locations within the continental United States of which LaSalle has been advised by Borrower in writing;

    (d) Borrower shall immediately give written notice to LaSalle of any use of any such Goods in any state other than a state in which Borrower has previously advised LaSalle such Goods shall be used, and such Goods shall not, unless LaSalle shall otherwise consent in writing, be used outside of the continental United States;

    (e) no security agreement, financing statement or analogous instrument exists or shall exist with respect to any of the Collateral other than any security agreement, financing statement or analogous instrument evidencing Permitted Liens;

    (f)  each Account or item of Inventory which Borrower shall, expressly or by implication, request LaSalle to classify as an Eligible Account, shall, as of the time when such request is made, conform in all respects to the requirements of such classification as set forth in the definition of Eligible Account and as otherwise established by LaSalle from time to time, and Borrower shall promptly notify LaSalle in writing if any such Eligible Account shall subsequently become ineligible;

    (g) Borrower is and shall at all times during the Original Term or any Renewal Term be the lawful owner of all Collateral now purportedly owned or hereafter purportedly acquired by Borrower, free from all liens, claims, security interests and encumbrances whatsoever, whether voluntarily or involuntarily created and whether or not perfected, other than the Permitted Liens;

    (h) Borrower has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement and the Other Agreements and perform its obligations hereunder and thereunder; Borrower's execution, delivery and performance of this Agreement and the Other Agreements does not and shall not conflict with the provisions of any statute, regulation, ordinance or rule of law, or any agreement, contract or other document which may now or hereafter be binding on Borrower, and Borrower's execution, delivery and performance of this Agreement and the Other Agreements shall not result in the imposition of any lien or other encumbrance upon any of Borrower's property under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument by which Borrower or any of its property may be bound or affected;

    (i)  except as otherwise disclosed on Schedule 13 (i), there are no actions or proceedings which are pending or, to the best of Borrower's knowledge, threatened against Borrower which are reasonably likely to have a Material Adverse Effect and Borrower shall, promptly upon becoming aware of any such pending or threatened action or proceeding, give written notice thereof to LaSalle;

    (j)  Borrower has obtained all licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect on the operation of its business, and Borrower is and shall remain in compliance in all material respects with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety), the failure to comply with which would have a Material Adverse Effect on its business, property, assets, operations or condition, financial or otherwise;

    (k) all written information now, heretofore or hereafter furnished by Borrower to LaSalle is and shall be true and correct in all material respects as of the date with respect to which such information was or is furnished (except for financial projections, which have been prepared in good faith based upon reasonable assumptions);

    (l)  Borrower is not conducting, permitting or suffering to be conducted, nor shall it conduct, permit or suffer to be conducted, any activities pursuant to or in connection with which any of the Collateral is now, or will (while any Liabilities remain outstanding) be owned by any Affiliate;

    (m) Borrower's name has always been as set forth on the first page of this Agreement and Borrower uses no tradenames or division names in the operation of its business, except as otherwise disclosed in writing to LaSalle; Borrower shall notify LaSalle in writing within ten (10) days of the change of its name or the use of any tradenames or division names not previously disclosed to LaSalle in writing;

    (n) with respect to Borrower's Equipment: (i) Borrower has good and indefeasible and merchantable title to and ownership of all Equipment, including, without limitation, the Equipment described or listed on the appraisal schedule of Equipment prepared by Norman Levy and Associates, Inc. and dated March 16, 2000, delivered to LaSalle prior to the date of this Agreement; (ii) Borrower shall keep and maintain the Equipment in good operating condition and repair and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be preserved and maintained, ordinary wear and tear excepted; (iii) Borrower shall not permit any such items to become a fixture to real estate or an accession to other personal property; (iv) from time to time Borrower may sell, exchange or otherwise dispose of obsolete, unused or worn out Equipment, but only to the extent provided in paragraph 3 (b)(i) hereof; and (v) Borrower, immediately on demand by LaSalle, shall deliver to LaSalle any and all evidence of ownership of, including, without limitation, certificates of title and applications of title to, any of the Equipment;

    (o) this Agreement and the Other Agreements to which Borrower is a party are the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights of creditors generally;

    (p) Borrower is solvent, is able to pay its debts as they become due and has capital sufficient to carry on its business, now owns property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay its debts, and will not be rendered insolvent by the execution and delivery of this Agreement or any of the Other Agreements or by completion of the transactions contemplated hereunder or thereunder;

    (q) Borrower is not now obligated, whether directly or indirectly, for any loans or other indebtedness for borrowed money other than (i) the Liabilities; (ii) indebtedness disclosed to LaSalle on Schedule 13 (q); (iii) unsecured indebtedness to trade creditors arising in the ordinary course of Borrower's business and (iv) unsecured indebtedness arising from the endorsement of drafts and other instruments for collection, in the ordinary course of Borrower's business.

    (r) Borrower does not own any margin securities, and none of the proceeds of the Loans hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation G or Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time;

    (s) except as otherwise disclosed on Schedule 13(s), Borrower has no Parents, Subsidiaries or divisions, nor is Borrower engaged in any joint venture or partnership with any other Person;

    (t)  Borrower is duly organized and in good standing in its state of organization and Borrower is duly qualified and in good standing in all states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary, except for such other states in which the failure to so qualify would not have a Material Adverse Effect;

    (u) Borrower is not in default under any material contract, lease or commitment to which it is a party or by which it is bound, nor does Borrower know of any dispute regarding any contract, lease or commitment which is material to the continued financial success and well-being of Borrower;

    (v) there are no controversies pending or threatened between Borrower and any of its employees, other than employee grievances arising in the ordinary course of business which are not, in the aggregate, material to the continued financial success and well-being of Borrower, and Borrower is in compliance in all material respects with all federal and state laws respecting employment and employment terms, conditions and practices, except where the failure to so comply would not have a Material Adverse Effect;

    (w) Borrower possesses, and shall continue to possess, adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and tradenames to continue to conduct its business as heretofore conducted by it.

    (x) except as set forth on Schedule 13(x), no Benefit Plan is in violation in any material respect of any of the provisions of ERISA or any of the qualification requirements of Section 401(a) of the IRC within the immediately preceding five (5) year period; no Prohibited Transaction or Reportable Event has occurred with respect to any Benefit Plan has been the subject of a waiver of the minimum funding standard under Section 412 of the IRC, no Benefit Plan has experienced an accumulated funding deficiency under Section 412 of the IRC, no lien has been imposed upon the such Borrower or any ERISA Affiliate of such Borrower under Section 412(n) of the IRC, no Benefit Plan has been amended in such a way that the security requirements of Section 401(a)(29) of the IRC apply; no notice of intent to terminate a Benefit Plan has been distributed to affected parties or filed with the PBGC under Section 4041 of ERISA; the PBGC has not instituted proceedings to terminate, or appoint a trustee to administer, a Benefit Plan and no event has occurred or condition exists which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit plan; neither Borrower nor any ERISA Affiliate of Borrower would be liable for any amount in the aggregate in excess of $5,000 pursuant to Sections 4062, 4063 or 4064 of ERISA if all Benefit Plans terminated as of the most recent valuation dates of such Benefit Plans; neither Borrower nor any ERISA Affiliate of borrower maintains any employee welfare benefit plan, as defined in Section 3(1) of ERISA, which provides any benefits to an employee or the employee's dependents with respect to claims incurred after the employee separates from service other than is required by applicable law; and neither Borrower or any ERISA Affiliate of Borrower has incurred or expects to incur any withdrawal liability to any Multiemployer Plan;

    (y) (i) Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of the Borrower comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder; (ii) there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or to the best of the Borrower's knowledge threatened, and Borrower shall immediately notify LaSalle upon becoming aware of any such investigation, proceeding, complaint, order, directive, claim, citation or notice and take prompt and appropriate actions to respond thereto, with respect to any non-compliance with or violation of the requirements of any Environmental Law by the Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects the Borrower or its business, operations or assets or any properties at which the Borrower has transported, stored, disposed of any Hazardous Materials; (iii) Borrower has no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials; and (iv) without limiting the generality of the foregoing, Borrower shall, following the determination by LaSalle that there is non-compliance, or any condition which requires any action by or on behalf of Borrower in order to avoid any non-compliance, with any Environmental Law, at Borrower's expense, cause an independent environmental engineer acceptable to LaSalle to conduct such tests of the relevant site(s) as are appropriate and prepare and deliver a report setting forth the result of such tests, a proposed plan for remediation and an estimate of the costs thereof; and

    Borrower represents, warrants and covenants to LaSalle that all representations, warranties and covenants of Borrower contained in this Agreement (whether appearing in paragraphs 13 or 14 hereof or elsewhere) shall be true at the time of Borrower's execution of this Agreement, shall survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto, shall remain true until the repayment in full of all of the Liabilities and termination of this Agreement, and shall be remade by Borrower at the time each Revolving Loan is made and each Letter of Credit is issued pursuant to this Agreement.

    14.  COVENANTS.  Until payment or satisfaction in full of all Liabilities and termination of this Agreement, unless Borrower obtains LaSalle's prior written consent waiving or modifying any of Borrower's covenants hereunder in any specific instance, Borrower agrees as follows:

    (a) Borrower shall at all times keep accurate and complete books, records and accounts with respect to all of Borrower's business activities, in accordance with sound accounting practices and generally accepted accounting principles consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Exhibit A;

    (b) Borrower agrees to deliver to LaSalle the following financial information, all of which shall be prepared in accordance with generally accepted accounting principles consistently applied: (i) no later than thirty (30) days after each fiscal month, copies of internally prepared financial statements of Borrower and its Subsidiaries, on a consolidated and consolidating, monthly and year-to-date basis including, without limitation, balance sheets and statements of income, retained earnings and cash flow of Borrower and its Subsidiaries, certified by the chief financial officer of Borrower and accompanied by an officer's certificate certifying that no Event of Default exists hereunder and (ii) no later than ninety (90) days after the end of each of Borrower's fiscal years, annual financial statements of Borrower and its Subsidiaries on a consolidated and consolidating basis certified by independent certified public accountants selected by Borrower and reasonably satisfactory to LaSalle, together with such accountants' "management letter";

    (c) LaSalle, or any Persons designated by it, shall have the right, at any time, in the exercise of its commercially reasonable credit judgment, to call at Borrower's places of business at any reasonable times, and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from Borrower's books, records, journals, orders, receipts and any correspondence and other data relating to Borrower's business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning Borrower's business as LaSalle may consider reasonable under the circumstances. Borrower shall furnish to LaSalle such information relevant to LaSalle's rights under this Agreement as LaSalle shall at any time and from time to time reasonably request. Borrower authorizes LaSalle to discuss the affairs, finances and business of Borrower with any officers or directors of Borrower or any Affiliate, or with those employees of Borrower with whom LaSalle has determined in its commercially reasonable judgment to be necessary or desirable to converse, and to discuss the financial condition of Borrower with Borrower's independent public accountants. Any such discussions shall be without liability to LaSalle or to such accountants. Borrower shall pay to or reimburse LaSalle for all reasonable fees, costs, and out-of-pocket expenses incurred by LaSalle in the exercise of its rights hereunder (in addition to the fees payable by Borrower pursuant to paragraph 5(g) hereof in connection with LaSalle's examination of Borrower's books and records and Collateral) and all of such costs, fees and expenses shall constitute Revolving Loans hereunder, shall be payable on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder;

    (d) (i)  Borrower shall: keep the Collateral properly housed and shall keep the Collateral insured against such risks and in such amounts as are customarily insured against by Persons engaged in businesses similar to that of Borrower with such companies, in such amounts and under policies in such form as shall be reasonably satisfactory to LaSalle. Originals or certified copies of such policies of insurance have been, or within fifteen (15) days after the Closing Date, shall be, delivered to LaSalle together with evidence of payment of all premiums therefor, and shall contain an endorsement, in form and substance acceptable to LaSalle, showing loss under such insurance policies payable to LaSalle. Such endorsement, or an independent instrument furnished to LaSalle, shall provide that the insurance company shall give LaSalle at least thirty (30) days written notice before any such policy of insurance is altered or cancelled and that no act, whether willful or negligent, or default of Borrower or any other Person shall affect the right of LaSalle to recover under such policy of insurance in case of loss or damage. Borrower hereby directs all insurers under such policies of insurance to pay all proceeds payable thereunder directly to LaSalle. Borrower irrevocably, makes, constitutes and appoints LaSalle (and all officers, employees or agents designated by LaSalle) as Borrower's true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance; provided, however, that LaSalle shall exercise such rights only upon the occurrence of an Event of Default;

      (ii) Borrower shall maintain, at its expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of Borrower with such companies and in such amounts, with such deductibles and under policies in such form as shall be reasonably satisfactory to LaSalle and originals or certified copies of such policies have been, or within fifteen (15) days after the Closing Date, shall be, delivered to LaSalle together with evidence of payment of all premiums therefor; each such policy shall contain an endorsement showing LaSalle as additional insured thereunder and providing that the insurance company shall give LaSalle at least thirty (30) days written notice before any such policy shall be altered or cancelled; and

      (iii) If Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, then LaSalle, without waiving or releasing any obligation or default by Borrower hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as LaSalle deems advisable. All sums disbursed by LaSalle in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys' fees, shall constitute Revolving Loans hereunder and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder;

    (e) Borrower shall not use the Collateral, or any part thereof, in any unlawful business or for any unlawful purpose or use or maintain any of the Collateral in any manner that does or could result in material damage to the environment or a violation of any applicable environmental laws, rules or regulations; Borrower shall keep the Collateral in good condition, repair and order, ordinary wear and tear excepted; Borrower shall not permit the Collateral, or any part thereof, to be levied upon under execution, attachment, distraint or other legal process; Borrower shall not sell, lease, grant a security interest in or otherwise dispose of any of the Collateral except as expressly permitted by this Agreement; and Borrower shall not secrete or abandon any of the Collateral, or remove or permit removal of any of the Collateral to Mexico or otherwise outside of the United States or from any of the locations listed on Exhibit A (other than the Mexico location listed) or in any written notice to LaSalle pursuant to paragraph 13(c) hereof, except for the removal of Inventory sold in the ordinary course of Borrower's business as permitted herein;

    (f)  all monies and other property obtained by Borrower from LaSalle pursuant to this Agreement will be used solely for business purposes of Borrower;

    (g) Borrower shall, at the request of LaSalle, indicate on its records concerning the Collateral a notation, in form satisfactory to LaSalle, of the security interest of LaSalle hereunder, and Borrower shall not maintain duplicates or copies of such records at any address other than Borrower's principal place of business set forth on the first page of this Agreement; provided, however, that Borrower, in the ordinary course of its business, may furnish copies of such records to its accountants, attorneys and other agents or advisors as it may determine to be necessary or desirable, in the exercise of its commercially reasonable judgment;

    (h) Borrower shall file all required tax returns and pay all of its taxes when due, including, without limitation, taxes imposed by federal, state or municipal agencies, and shall cause any liens for taxes to be promptly released; provided, that Borrower shall have the right to contest the payment of such taxes in good faith by appropriate proceedings so long as (i) the amount so contested is shown on Borrower's financial statements, (ii) the contesting of any such payment does not give rise to a lien for taxes, (iii) upon the occurrence of an Event of Default, Borrower keeps on deposit with LaSalle (such deposit to be held without interest) an amount of money which, in the sole judgment of LaSalle, is sufficient to pay such taxes and any interest or penalties that may accrue thereon, and (iv) if Borrower fails to prosecute such contest with reasonable diligence, LaSalle may apply the money so deposited in payment of such taxes. If Borrower fails to pay any such taxes and in the absence of any such contest by Borrower, LaSalle may (but shall be under no obligation to) advance and pay any sums required to pay any such taxes and/or to secure the release of any lien therefor, and any sums so advanced by LaSalle shall constitute Revolving Loans hereunder, shall be payable by Borrower to LaSalle on demand, and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder;

    (i)  Borrower shall not (i) incur, create, assume or suffer to exist any indebtedness other than (A) indebtedness arising under this Agreement, (B) unsecured indebtedness owing in the ordinary course of business to trade suppliers, and (C) any other indebtedness described in paragraph 13(q)(ii) hereof; or (ii) assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person, except by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business;

    (j)  Borrower shall not enter into any merger or consolidation, or sell, lease or otherwise dispose of all or substantially all of its assets; Borrower shall not create any new Subsidiary or Affiliate or issue any shares of, or warrants or other rights to receive or purchase any shares of, any class of its stock; Borrower shall not enter into any transaction outside the ordinary course of Borrower's;

    (k) Borrower shall not (i) declare or pay any dividend or other distribution (whether in cash or in kind) on, purchase, redeem or retire any shares of any class of its stock, or make any payment on account of, or set apart assets for the repurchase, redemption, defeasance or retirement of, any class of its stock; or (ii) make any optional payment or prepayment on or redemption (including without limitation by making payments to a sinking fund or analogous fund) or repurchase of any indebtedness for borrowed money other than indebtedness pursuant to this Agreement;

    (l)  Borrower shall not make any loans to, or investment in, any Person, whether in cash, securities or other property of any kind, other than investments that are direct obligations of the United States;

    (m) Borrower shall not amend its organizational documents or change its fiscal year;

    (n) Borrower shall maintain and keep in full force and effect each of the financial covenants set forth below. The calculation and determination of each such financial covenant, and all accounting terms contained therein, shall be so calculated and construed in accordance with GAAP, applied on a basis consistent with the financial statements of Borrower delivered on or before the Closing Date:

       (i) Tangible Net Worth.  Borrower shall maintain, on an aggregate basis with all Affiliates of Borrower, as of the end of (A) each fiscal quarter, commencing with the fiscal quarter ending December 2, 2000 a Tangible Net Worth of not less than ninety percent (90%) of the actual Tangible Net Worth for the most recently ended fiscal year, and (B) the fiscal year ending August 31, 2001, a Tangible Net Worth of not less than five hundred thousand dollars ($500,000) in excess of the actual Tangible Net Worth as of the fiscal year ending August 31, 2000, and (C) the fiscal year ending August 31, 2002 and each fiscal year thereafter, a Tangible Net Worth of not less than one million dollars ($1,000,000) in excess of the actual Tangible Net Worth as of the previous fiscal year end;

      (ii) Interest Coverage Ratio.  Borrower shall maintain, on an aggregate basis with all Affiliates of Borrower, as of the end of each fiscal quarter, commencing with the fiscal quarter ending December 2, 2000, a ratio of (A) net income, plus interest, taxes, depreciation and amortization, less unfinanced Capital Expenditures, on a year-to-date basis through such fiscal quarter to (B) year-to-date interest expense through such fiscal quarter, of not less than 1.50 to 1.00;

      (iii) Debt Service Coverage Ratio.  Borrower shall maintain, on an aggregate basis with all Affiliates of Borrower, a Debt Service Coverage Ratio, as of the end of each fiscal quarter, commencing with the fiscal quarter ending December 2, 2000, of not less than 1.25 to 1.00; and

      (iv) Year to Date Net Loss.  Borrower shall have a net loss, measured on a fiscal year to date basis (and for purposes of this covenant, exclusive of Guarantor), of not more than (A) $2,300,000 as of June 3, 2000, and (B) $2,000,000 as of August 31, 2000.

    (o) Borrower shall reimburse LaSalle for all costs and expenses including, without limitation, legal expenses and reasonable attorneys' fees (both in-house and outside counsel), incurred by LaSalle in connection with the documentation and consummation of this transaction and any amendments or modifications of this Agreement or the Other Agreements or other transactions between Borrower and LaSalle, including, without limitation, Uniform Commercial Code and other public record searches, lien filings, Federal Express or similar express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review costs, and in seeking to collect, protect or enforce any rights in or to the Collateral or incurred by LaSalle in seeking to collect any Liabilities and to administer and enforce any of LaSalle's rights under this Agreement. Borrower shall also pay all normal service charges with respect to accounts maintained by LaSalle for the benefit of Borrower. All such costs, expenses and charges shall constitute Revolving Loans hereunder, shall be payable by Borrower to LaSalle on demand, and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder;

    (p) Borrower shall not (i) pay any management fees or consulting fees (other than consulting fees paid in the Borrower's ordinary course of business) to any Persons, or make any loan to any Person except travel advances made to employees in the ordinary course of business and loans to employees not exceeding Ten Thousand Dollars ($10,000) to any single Person and Fifty Thousand Dollars ($50,000) in the aggregate outstanding for all Persons at any one time; provided, that no Event of Default shall have occurred prior to, or would occur as a result of, any such payment, or (ii) pay annual aggregate compensation, whether as salary, bonus or otherwise, to all directors or officers of Borrower in excess of one hundred ten percent (110%) of the aggregate compensation in effect on the date of this Agreement for the first year and one hundred ten percent (110%) of the prior year's aggregate compensation amount for subsequent years; provided, however, that the Borrower may pay compensation and bonuses in conjunction with the Borrower's bonus plan in effect on the date of this Agreement, a copy of which is attached hereto as Schedule 14(p). The aggregate annual compensation amount(s) shall be adjusted each year for the net addition or loss of directors or officers;

    (q) Borrower shall not enter into or be a party to, or permit any Subsidiary to enter into or be a party to, any transaction with any Affiliate of Borrower except in the ordinary course of business in a manner and to an extent consistent with past practices of Borrower and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to Borrower or such Subsidiary as are available from unaffiliated third parties;

    (r) Borrower shall promptly advise LaSalle in writing of any Material Adverse Effect or the occurrence of any Default or Event of Default; and

    (s) Borrower shall maintain Excess Availability, at all times during the period from the date hereof through the date which is six (6) months after the date hereof, in an amount not less than $500,000.

    15.  CONDITIONS PRECEDENT.

    (a) The obligation of LaSalle to fund the Term Loan, to fund the initial Revolving Loan, and to co-sign as applicant for the initial Letter of Credit, is subject to the satisfaction or waiver on or before the Closing Date of the following conditions precedent:

       (i) LaSalle shall have received each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the closing document list attached hereto as Schedule 15(a)(i) (the "Closing Agenda");

      (ii) Since March 31, 2000, no event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect, as determined by LaSalle in its sole discretion;

      (iii) LaSalle shall have received payment in full of all fees and expenses payable to it by Borrower on or before the Closing Date;

      (iv) LaSalle shall have determined that immediately after giving effect to (A) the making of the initial Loans, including without limitation the Term Loan and the Revolving Loans, if any, requested to be made on the Closing Date, (B) the issuance of the initial Letter of Credit, if any, requested to be made on the Closing Date and (C) the payment or reimbursement by Borrower of LaSalle for all closing costs and expenses incurred in connection with the transactions contemplated hereby, on a pro forma basis the Excess Availability of Borrower shall not be less than One Million Dollars ($1,000,000);

      (v) LaSalle shall have received a certificate from Borrower's chief executive officer or chief financial officer, pursuant to which such officer shall certify that in calculating the Excess Availability described in clause (iv) above, Borrower's outstanding trade payables were (and are) current and not past due in any material respect; and

      (vi) The Obligors shall have executed and delivered to LaSalle all documents which LaSalle determines are reasonably necessary to consummate the transactions contemplated hereby.

    After the Closing Date, the obligation of LaSalle to make any requested Revolving Loan or to co-sign as applicant for any requested Letter of Credit is subject to the satisfaction of the conditions precedent set forth below. Each such request shall constitute a representation and warranty that such conditions are satisfied:

       (i) All representations and warranties contained in this Agreement and the Other Agreements shall be true and correct on and as of the date of such request, as if then made, other than representations and warranties that relate solely to an earlier date;

      (ii) No Default or Event of Default shall have occurred, or would result from the making of the requested Revolving Loan or the issuance of the requested Letter of Credit, which has not been waived; and

      (iii) Since March 31, 2000, no event has occurred which has had or could reasonably be expected to have a Material Adverse Effect.

    16.  DEFAULT.  The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder:

    (a) the failure of any Obligor to pay when due, declared due, or demanded by LaSalle in accordance with the terms hereof, any of the Liabilities;

    (b) the failure of any Obligor to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Obligor under this Agreement or any of the Other Agreements;

    (c) the making or furnishing by any Obligor to LaSalle of any representation, warranty, certificate, schedule, report or other communication within or in connection with this Agreement or the Other Agreements or in connection with any other agreement between such Obligor and LaSalle, which is untrue or misleading in any respect, or the failure of any Obligor to perform, keep or observe any of the covenants, conditions, promises, agreement of such Obligor under any other agreement with any Person if such failure has or is reasonably likely to have a Material Adverse Effect;

    (d) the creation (whether voluntary or involuntary) of, or any attempt to create, any lien or other encumbrance upon any of the Collateral, other than the Permitted Liens, or the making or any attempt to make any levy, seizure or attachment thereof;

    (e) the commencement of any proceedings (i) in bankruptcy by or against any Obligor, (ii) for the liquidation or reorganization of any Obligor, (iii) alleging that such Obligor is insolvent or unable to pay its debts as they mature, or (iv) for the readjustment or arrangement of any Obligor's debts, whether under the United States Bankruptcy Code or under any other law, whether state or federal, now or hereafter existing for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving any Obligor; provided, however, that if such commencement of proceedings against such Obligor is involuntary, such action shall not constitute an Event of Default unless such proceedings are not dismissed within sixty (60) days after the commencement of such proceedings;

    (f)  the appointment of a receiver or trustee for any Obligor, for any of the Collateral or for any substantial part of any Obligor's assets or the institution of any proceedings for the dissolution, or the full or partial liquidation, or the merger or consolidation, of any Obligor which is a corporation or a partnership; provided, however, that if such appointment or commencement of proceedings against such Obligor is involuntary, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceedings are not dismissed within thirty (30) days after the commencement of such proceedings;

    (g) the entry of any judgment or order in excess of $100,000 against any Obligor which remains unsatisfied or undischarged and in effect for thirty (30) days after such entry without a stay of enforcement or execution;

    (h) the occurrence of an event of default under, or the revocation or termination of, any agreement, instrument or document executed and delivered by any Person to LaSalle pursuant to which such Person has guaranteed to LaSalle the payment of all or any of the Liabilities or has granted LaSalle a security interest in or lien upon some or all of such Person's real and/or personal property to secure the payment of all or any of the Liabilities;

     (i) the occurrence of an event of default under any other agreement or instrument evidencing indebtedness for borrowed money in excess of $50,000 executed or delivered by Borrower or pursuant to which agreement or instrument Borrower or its properties is or may be bound;

     (j) intentionally omitted;

    (k) if any Reportable Event shall have occurred or any Benefit Plan shall be terminated within the meaning of title IV of ERISA, or a trustee shall be appointed by the appropriate United States District Court to administer any Benefit Plan, the PBGC shall institute proceedings to terminate any Benefit Plan, or there shall be a withdrawal from any Multiemployer Plan, and there shall be a Material Adverse Effect in the case of any event described in this paragraph 16(k);

     (l) default by the Borrower under any of the Bond Documents; or

    (m) the occurrence of any event or condition which has or is reasonably likely to have a Material Adverse Effect.

    Notwithstanding anything contained in this paragraph 16 or contained in any other provision of this Agreement or Other Agreements to the contrary, in the event of the institution of any proceedings described in paragraph 16(e) hereof against Borrower, LaSalle shall not be obligated to make advances to Borrower during the sixty (60) day grace period provided in paragraph 16(e).

    17.  REMEDIES UPON AN EVENT OF DEFAULT.

    (a) Upon the occurrence of an Event of Default described in paragraph 16(e) hereof, all of the Liabilities shall immediately and automatically become due and payable, without notice of any kind. Upon the occurrence of any other Event of Default, all of the Liabilities may, at the option of LaSalle, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

    (b) Upon the occurrence of an Event of Default, LaSalle may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the Other Agreements and all of LaSalle's rights and remedies shall be cumulative and non-exclusive to the extent permitted by law. In particular, but not by way of limitation of the foregoing, LaSalle may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter into any of Borrower's premises where any of the Collateral may be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and LaSalle shall have the right to store the same at any of Borrower's premises without cost to LaSalle. At LaSalle's request, Borrower shall, at Borrower's expense, assemble the Collateral and make it available to LaSalle at one or more places to be designated by LaSalle and reasonably convenient to LaSalle and Borrower. Borrower recognizes that if Borrower fails to perform, observe or discharge any of its Liabilities under this Agreement or the Other Agreements, no remedy at law will provide adequate relief to LaSalle, and Borrower agrees that LaSalle shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. Any notification of intended disposition of any of the Collateral required by law will be deemed reasonably and properly given if given at least ten (10) calendar days before such disposition. Any proceeds of any disposition by LaSalle of any of the

Collateral may be applied by LaSalle to the payment of expenses in connection with the Collateral including, without limitation, legal expenses and reasonable attorneys' fees (both in-house and outside counsel) and any balance of such proceeds may be applied by LaSalle toward the payment of such of the Liabilities, and in such order of application, as LaSalle may from time to time elect.

    18.  INDEMNIFICATION.  Borrower agrees to defend (with counsel reasonably satisfactory to LaSalle), protect, indemnify and hold harmless LaSalle, each affiliate or subsidiary of LaSalle, and each of their respective officers, directors, employees, attorneys and agents (each an "Indemnified Party") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations including, without limitation, securities, environmental and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any Other Agreement, or any act, event or transaction related or attendant thereto, the making and the management of the Loans or any Letters of Credit or the use or intended use of the proceeds of the Loans or any Letters of Credit; provided, however, that Borrower shall not have any obligation hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the highest rate then applicable to Revolving Loans hereunder from the date incurred by each Indemnified Party until paid by Borrower, be added to the Liabilities of Borrower and be secured by the Collateral. The provisions of this paragraph 18 shall survive the satisfaction and payment of the other Liabilities and the termination of this Agreement.

    19.  NOTICES.  All written notices and other written communications with respect to this Agreement shall be sent by ordinary, certified or overnight mail, by telecopy or delivered in person, and in the case of LaSalle shall be sent to it at Two Honey Creek Corporate Center, 115 South 84th Street, Suite 220, Milwaukee, WI 53214, Attention: Credit Manager (if by telecopy to (414) 256-5099), and in the case of Borrower shall be sent to Borrower at its principal place of business as set forth on the first page of this Agreement (if by telecopy to (612) 443-2668).

    20.  CHOICE OF GOVERNING LAW AND CONSTRUCTION.  This Agreement and the Other Agreements are submitted by Borrower to LaSalle for LaSalle's acceptance or rejection at LaSalle's principal place of business as an offer by Borrower to borrow monies from LaSalle now and from time to time hereafter, and shall not be binding upon LaSalle or become effective until accepted by LaSalle, in writing, at said place of business. If so accepted by LaSalle, this Agreement and the Other Agreements shall be deemed to have been made at said place of business. THIS AGREEMENT AND THE OTHER AGREEMENTS SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING, WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF THE SECURITY INTERESTS IN THE COLLATERAL, WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

    21.  FORUM SELECTION AND SERVICE OF PROCESS.  To induce LaSalle to accept this Agreement, Borrower irrevocably agrees that, subject to LaSalle's sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER AGREEMENTS OR THE COLLATERAL SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE COUNTY OF HENNEPIN, STATE OF MINNESOTA. BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID COUNTY AND STATE. Borrower hereby irrevocably appoints and designates the Secretary of State of Minnesota, whose address is St. Paul, Minnesota (or any other person having and maintaining a place of business in such state whom Borrower may from time to time hereafter designate upon ten (10) days written notice to LaSalle and who LaSalle has agreed in its sole discretion in writing is satisfactory and who has executed an agreement in form and substance satisfactory to LaSalle agreeing to act as such attorney and agent), as Borrower's true and lawful attorney and duly authorized agent for acceptance of service of legal process; provided, however, that the Lender shall provide to Borrower a copy of such legal process, at the address specified under Section 19 hereof, in the event such legal process is not served directly upon Borrower. Borrower agrees that service of such process upon such person in such manner shall constitute personal service of such process upon Borrower. BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST BORROWER BY LASALLE IN ACCORDANCE WITH THIS PARAGRAPH.

    22.  MODIFICATION AND BENEFIT OF AGREEMENT.  This Agreement and the Other Agreements may not be modified, altered or amended except by an agreement in writing signed by Borrower and LaSalle. Borrower may not sell, assign or transfer this Agreement, or the Other Agreements or any portion thereof including, without limitation, Borrower's rights, titles, interest, remedies, powers or duties thereunder. Borrower hereby consents to LaSalle's sale, assignment, transfer or other disposition, at any time and from time to time hereafter, of this Agreement, or the Other Agreements, or of any portion thereof, or participations therein including, without limitation, LaSalle's rights, titles, interest, remedies, powers and/or duties thereunder. Borrower agrees that it shall execute and deliver such documents as LaSalle may request in connection with any such sale, assignment, transfer or other disposition.

    23.  HEADINGS OF SUBDIVISIONS.  The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

    24.  POWER OF ATTORNEY.  Borrower acknowledges and agrees that its appointment of LaSalle as its attorney and agent-in-fact for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Liabilities are paid in full and this Agreement is terminated.

    25.  WAIVER OF JURY TRIAL; OTHER WAIVERS; CONFIDENTIALITY

    (a) LASALLE AND BORROWER HEREBY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY OF THE OTHER AGREEMENTS, THE LIABILITIES, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT OF BORROWER OR LASALLE OR WHICH, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP BETWEEN BORROWER AND LASALLE. IN NO EVENT SHALL LASALLE BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

    (b) BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY LASALLE OF ITS RIGHTS TO REPOSSESS THE COLLATERAL OF BORROWER WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON SUCH COLLATERAL WITHOUT PRIOR NOTICE OR HEARING.

    (c) Borrower hereby waives demand, presentment, protest and notice of nonpayment, and further waives the benefit of all valuation, appraisal and exemption laws.

    (d) LaSalle's failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement or any of the Other Agreements shall not waive, affect or diminish any right of LaSalle thereafter to demand strict compliance and performance therewith. Any suspension or waiver by LaSalle of an Event of Default under this Agreement or any default under any of the Other Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of LaSalle in the exercise of any right or remedy under this Agreement or any Other Agreement shall preclude other or further exercise thereof or the exercise of any right or remedy. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the Other Agreements and no Event of Default under this Agreement or default under any of the Other Agreements shall be deemed to have been suspended or waived by LaSalle unless such suspension or waiver is in writing, signed by a duly authorized officer of LaSalle and directed to Borrower specifying such suspension or waiver.

    (e) Borrower has furnished and will furnish to LaSalle certain information concerning Borrower which Borrower has advised is non-public, proprietary or confidential in nature ("Confidential Information"). LaSalle confirms to the Borrower that it is LaSalle's policy and practice to maintain in confidence all Confidential Information which is provided to it under agreements providing for the extension of credit and which is identified to it as such, and that it will protect the confidentiality of Confidential Information submitted to it with respect to Borrower under this Agreement, commensurate with its efforts to maintain the confidentiality of its own Confidential Information, provided, however, that (i) nothing contained herein shall prevent LaSalle from disclosing Confidential Information (A) to its Affiliates and their respective directors, officers, and employees and to any legal counsel, auditors, appraisers, consultants or other persons retained by it or its Affiliates as professional advisors, on the condition that such information not be further disclosed except in compliance with this paragraph 25(e); (B) under color of legal authority, including, without limitation, to any regulatory authority having jurisdiction over it or its operations or to, or under the authority of, any court deemed by it to be of competent jurisdiction; (C) to any actual or potential assignee of or participant in LaSalle's rights and obligations under this Agreement to the extent such actual potential assignee or participant has agreed to maintain such information in confidence on the basis set forth in this paragraph 25(e); and (D) as necessary in connection with the exercise of its remedies under this Agreement or any of the Other Agreements; (ii) the terms of this paragraph 25(e) shall be inapplicable to any information furnished to it which is in possession prior to the delivery to it of such information by Borrower or any other authorized Person, or otherwise has been obtained by it on a non-confidential basis, or which was or becomes available to the public or otherwise part of the public domain (other than as a result of LaSalle's failure or any prospective participant's or assignee's failure to abide hereby), or which was not non-public, proprietary or confidential when Borrower or any other authorized Person delivered it to LaSalle; and (iii) the determination by LaSalle as to the application of any of the circumstances described in the foregoing clauses (i) and (ii) will be conclusive and binding if made in good faith.

    (f)  Notwithstanding subparagraph (e) above, Borrower consents to LaSalle publishing a tombstone or similar advertising material relating to the financing transaction contemplated by this Agreement.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the 31st day of July, 2000.

LASALLE BUSINESS CREDIT, INC.
/s/ DALE GRZENIA By: Dale Grzenia Title: Vice President
ATTEST:	HEI, INC.
/s/ ANTHONY J. FANT
By: Title: Vice President	By: Anthony J. Fant Title: Chairman and CEO

EXHIBIT A—BUSINESS AND COLLATERAL LOCATIONS

    Attached to and made a part of that certain Loan and Security Agreement of even date herewith among BORROWER, LASALLE BUSINESS CREDIT, INC. and LASALLE BANK N.A.

  a.
  Borrower's business locations (please indicate which location is the principal place of business and at which locations originals and all copies of Borrower's books, records and accounts are kept):

  1.
  Microelectronics Division and Headquarters (and principal place of business)
  1495 Steiger Lake Lane
  Victoria, MN 55386

  2.
  High Density Interconnect Division
  610 South Rockford Drive
  Tempe, AZ 85281

  3.
  Mexico Division (Administrative Office)
  HEI Inc.—c/o Offshore International
  777 E. MacArthur Circle
  Tucson, AZ 85714

  4.
  Mexico Division (Manufacturing Facility)
  Carretera Internacional KM 1969
  Guadalajara-Nogales KM 2
  Empalme, Sonora, Mexico
  C.P. 85340

  5.
  Cross Technology, Inc., a wholly owned subsidiary of HEI, Inc.
   (Note: This facility will be vacated by September 1, 2000)
  5201 Eden Circle
  Suite 102
  Edina, MN 55436

  6.
  Cross Technology, Inc., a wholly owned subsidiary of HEI, Inc.
  1495 Steiger Lake Lane
  Victoria, MN 55386

  7.
  Cross Technology, Inc., a wholly owned subsidiary of HEI, Inc.
  1546 Lake Drive West
  Chanhassen, MN 55317
   (Note: Leased Facility)

  b.
  Other locations of Collateral owned by Borrower (including, without limitation, warehouse locations, processing locations, consignment locations) and all post office boxes of Borrower. Please indicate the relationship of such location to Borrower (i.e. public warehouse, processor, etc.).

EXHIBIT B—OFFICER'S CERTIFICATE

    THIS CERTIFICATE is submitted pursuant to paragraph 11(i) of the Loan and Security Agreement dated July 31, 2000 ("Loan Agreement") among LaSalle Business Credit, Inc., LaSalle Bank N.A. (together, "LaSalle") and HEI, Inc. ("Borrower").

    The undersigned hereby certifies to LaSalle that as of the date of this Agreement:

    1.  The undersigned is the            of the Borrower.

    2.  There exits no event or circumstance which is or which with the passage of time, the giving of notice, or both would constitute an Event of Default, as that term is defined in the Loan Agreement, or, if such an event or circumstance exists, a writing attached hereto specifies the nature thereof, the period of existence thereof and the action that Borrower has taken or proposes to take with respect thereto.

    3.  No material adverse change in the condition, financial or otherwise, business, property, or results of operations of Borrower has occurred since            , or, if such a change has occurred, a writing attached hereto specifies the nature thereof and the action that Borrower has taken or proposes to take with respect thereto.

    4.  All insurance premiums due as of such date have been paid.

    5.  All taxes due as of such date have been paid or, for those taxes which have not been paid, a writing attached hereto describes the nature and amount of such taxes, and sets forth Borrower's rationale for not paying such taxes and the action that Borrower has taken or proposes to take with respect thereto.

    6.  To the best of the undersigned's knowledge, after appropriate inquiry, except as previously disclosed to LaSalle in writing, no litigation, investigation or proceeding, or injunction writ or restraining order is pending or threatened against the Borrower or, if any litigation, investigation or proceeding, or injunction, writ or restraining order is pending or threatened against the Borrower, a writing attached hereto specifies the nature thereof and the action that Borrower has taken or proposes to take with respect thereto.

    7.  Borrower is in compliance with the representations, warranties and covenants in the Loan Agreement, or, if Borrower is not in compliance with any representations, warranties or covenants in the Loan Agreement, a writing attached hereto specifies the nature thereof, the period of existence thereof and the action that Borrower has taken or proposes to take with respect thereto.

    8.  Attached hereto is a true and correct calculation of the financial covenants contained in paragraph 14(n) of the Loan Agreement.

                      HEI, INC.

                      By:                                (SEAL)
                      Name: Anthony J. Fant
                      Title: Chairman and CEO

EXHIBIT C—FORM OF CAPEX NOTE

SCHEDULE 1(A)—PERMITTED LIENS

1.
City of Victoria—$5,625,000 Variable Rate Demand Industrial Development Revenue Bonds (Series 1996 A & B).

•
Loan Agreement between City of Victoria, MN and HEI, Inc. dated April 1, 1996

•
Indenture of Trust between City of Victoria, MN and First Trust National Association dated April 1, 1996

•
remaining unpaid balances of the original $5,625,000 balance are $1,045,000 (Building) and $2,090,000 (Equipment), for a total of $3,135,000

2.
Capital Lease between Cross Technology, Inc. and U.S. Bank dated May 20, 1999

•
coil winding machine costing $250,000; five-year lease, ending May, 2004; present unpaid balance is approximately $208,000

SCHEDULE 13(i)—LITIGATION

     NONE

SCHEDULE 13(q)—INDEBTEDNESS

1.
Industrial Development Revenue Bonds (as of June 3, 2000)

•
Building $1,045,000

•
Equipment $2,090,000

•
TOTAL $3,135,000

2.
Cross Technology capital lease with U.S. Bank

•
approximate unpaid balance as of June 3, 2000 is $208,000

3.
Revolving Line of Credit with Norwest Bank (as of June 3, 2000)

•
$3,000,000

SCHEDULE 13 (s)—PARENTS, SUBS, JOINT VENTURES AND PARTNERSHIPS

    Cross Technology, Inc.—a wholly owned subsidiary of HEI, Inc.

    Lincoln Acquisition Corporation—(no assets or liabilities—will be dissolved)

SCHEDULE 13(x)—BENEFIT PLAN NON-COMPLIANCE

     NONE

SCHEDULE 14(p)—BONUS PLAN

    SEE ATTACHED November 11, 1999 memorandum from Anthony Fant to David Ortlieb, Chairman of the Compensation Committee.

SCHEDULE 15(a)(i)—CLOSING AGENDA

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TABLE OF CONTENTS
LOAN AND SECURITY AGREEMENT
WITNESSETH:
EXHIBIT A—BUSINESS AND COLLATERAL LOCATIONS
EXHIBIT B—OFFICER'S CERTIFICATE
EXHIBIT C—FORM OF CAPEX NOTE
SCHEDULE 1(A)—PERMITTED LIENS
SCHEDULE 13(i)—LITIGATION
SCHEDULE 13(q)—INDEBTEDNESS
SCHEDULE 13 (s)—PARENTS, SUBS, JOINT VENTURES AND PARTNERSHIPS
SCHEDULE 13(x)—BENEFIT PLAN NON-COMPLIANCE
SCHEDULE 14(p)—BONUS PLAN
SCHEDULE 15(a)(i)—CLOSING AGENDA